UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified In Its Charter)

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January 21, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. that will be held on Wednesday, March 4, 2015, at 9:00 a.m. Pacific Standard Time at the Company’s Headquarters, 8659 Research Dr., Irvine, California, 92618.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of the Company’s 2014 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Philippe Lemaitre
Chairman of the Board

MULTI-FINELINE ELECTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 4, 2015

To the Stockholders of Multi-Fineline Electronix, Inc.:

The Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), will be held at 8659 Research Dr., Irvine, California, 92618 on Wednesday, March 4, 2015, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1. To elect three Class II directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3. To consider a non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on Wednesday, January 7, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 8659 Research Dr., Irvine, California, 92618, for ten days before the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Christine Besnard
Executive Vice President, General Counsel and Secretary

January 21, 2015

i

ii

MULTI-FINELINE ELECTRONIX, INC.

8659 RESEARCH DRIVE

IRVINE, CALIFORNIA 92618

(949) 453-6800

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Multi-Fineline Electronix, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at 8659 Research Dr., Irvine, California, 92618 on Wednesday, March 4, 2015, at 9:00 a.m. Pacific Standard Time, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 28, 2015.

Who Can Vote

Stockholders of record at the close of business on January 7, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 24,303,267 shares of common stock, $0.0001 par value per share (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of our outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record of those shares and this Proxy Statement has been mailed to you by us. You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the three nominees for Class II director listed in this Proxy Statement, FOR the ratification of the appointment of our independent registered public accounting firm and FOR the advisory vote on our executive compensation.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement from your bank, broker, or other stockholder of record, or you may need to contact your broker, bank or other stockholder of record to determine how to vote your shares.

Revocation of Proxies

Stockholders may revoke their proxies at any time before their shares are voted at the Annual Meeting in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Householding of Proxy Materials

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to us, Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm. We will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to us, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Required Vote

Directors are elected by a plurality vote. The three nominees for Class II director who receive the most votes cast in their favor will be elected to serve as directors. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals; however, the advisory vote on executive compensation is not binding on the Company. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has received the requisite vote. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters but is prohibited from voting on other, non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors and advisory votes on executive compensation. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 4, 2015

Copies of this Proxy Statement and the Company’s 2014 Annual Report to stockholders are also available online at www.mflex.com/proxymaterials

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board’s members are divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2017;

•	Class II, whose term will expire at the Annual Meeting; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2016.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has recommended, and the Board (including a majority of the independent directors on the Board) has designated, Philippe Lemaitre, Donald K. Schwanz, and Roy Chee Keong Tan, to be elected at the Annual Meeting. If elected at the Annual Meeting, each Class II director will hold office until the annual meeting of stockholders in 2018 and until their successors are duly elected and qualified unless they resign or are removed. Our Board has determined that each of Messrs. Lemaitre and Schwanz shall be considered “independent” as defined by the applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”) and SEC rules. Our Board has determined that Mr. Tan shall not be considered “independent” as defined by the applicable listing standards of Nasdaq and SEC rules because of Mr. Tan’s employment with our majority stockholder.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Director Nominations and Board Diversity

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience and skills, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to us and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. There are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess. The Nominating Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy. Rather, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The goal of the Nominating Committee is to assemble a Board that brings to us a variety of skills derived from high quality businesses and professional experience. The Nominating Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of Nasdaq and the SEC. The Nominating Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at our principal executive offices, addressed to the attention of our Secretary, not less than 90 days nor more than 120 days in advance of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by our Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Benjamin C. Duster, IV	54	Class III director
Philippe Lemaitre	65	Class II director and Chairman of the Board and nominee for re-election as Class II director
Linda Yuen-Ching Lim, Ph.D.	64	Class I director
James McCluney	63	Class I director
Reza Meshgin	51	Class III director, President and Chief Executive Officer
Donald K. Schwanz	70	Class II director and nominee for re-election as Class II director
Roy Chee Keong Tan	43	Class II director and nominee for re-election as Class II director
Sam Yau	66	Class I director

Benjamin C. Duster, IV joined the Board in 2012 and currently serves as CEO of Cormorant IV Corporation, a company founded by Mr. Duster, which helps businesses assess and optimize execution effectiveness in the areas of strategy, operations and finance. Mr. Duster is a Partner at B88 Holding, a Telecom and Internet Holding Company based in Pozan, Poland and is a Senior Advisor of Watermark Advisors, LLC, a US-based strategic advisory firm. Prior to this, Mr. Duster was with Masson & Company, LLC; Wachovia Securities; and Salomon Brothers, where he worked for over 16 years. Mr. Duster holds a joint Juris Doctor-MBA from Harvard University and a Bachelor of Arts (cum laude) in Economics from Yale College. He was admitted to the Illinois Bar in 1985 (no longer active) and is a registered representative with FINRA. Mr. Duster brings extensive strategic advisory experience to MFLEX. In addition, he brings considerable public company board experience and lengthy experience in the investment banking industry to our Board.

Philippe Lemaitre has served on the Board since March 2009, and has been Chairman of the Board since March 2011. Since September 2007, Mr. Lemaitre has served as a director of Nasdaq-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. In 2013, Mr. Lemaitre became chairman of the board of Sun Hydraulics Corporation. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries’ board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley. Mr. Lemaitre’s experience as a director, including serving as committee and board chairman of other public companies, has provided him with leadership skills and industry expertise that he now brings to our Board. Having served on several different board committees at other organizations, Mr. Lemaitre has a broad background in management nuances, including experience selecting directors and working with finance departments and outside auditors.

Linda Y.C. Lim, Ph.D. has served on the Board since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2009. She is a member of the executive committees of the University’s Center for International Business Education and Research, and its Lieberthal-Rogel Center for Chinese Studies. She has also served as Associate Director of the

University’s International Institute and as a trustee of the non-profit Asia Society in New York, and is a board member of the Knight-Wallace Journalism Fellows at the University. Dr. Lim teaches M.B.A courses and executive education sessions on The World Economy and Business in Asia. Dr. Lim has consulted for many organizations, including various U.S. companies, private think-tanks, United Nations agencies and the Organisation for Economic Cooperation and Development. From January 1998 to August 2006, Dr. Lim was a director of Woodhead Industries. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. in economics from Yale University and a Ph.D. in economics from the University of Michigan. Dr. Lim brings to the Board expertise in global macroeconomics and international relations, as well as strategic expertise, with more than 30 years of experience as a professor in those areas. Particularly, Dr. Lim has spent significant time teaching and researching in Asian studies, giving her specific knowledge of Asian economic and business environments. Her experience as a consultant to U.S. multinational companies further broadens her international business perspective.

James McCluney joined the Board in July 2013. Mr. McCluney served as president and chief operating officer of Emulex Corporation from November 2003 through August 2006, and chief executive officer from August 2006 through July 2013, when he became executive chairman of the Emulex board of directors. Prior to that, he served as chairman of the board of Vixel Corporation, which he joined in 1999 as president and chief executive officer. During his tenure he successfully took the company public, and in late 2003, Emulex acquired Vixel. Earlier in his career, Mr. McCluney ran Apple’s European operations, rising to the position of senior vice president of worldwide operations and a member of the executive committee. Prior to working at Apple, he held senior management positions within Digital Equipment Corporation in the UK, Switzerland and the USA including vice president of worldwide materials and logistics. Mr. McCluney holds a Bachelor of Arts degree with honors in business and administration from Strathclyde University in Glasgow, Scotland. Mr. McCluney brings broad experience to the Company including operations management within technology companies and a history of board leadership.

Reza Meshgin joined us in June 1989, assumed his current position as our President and Chief Executive Officer in March 2008 and was elected to the Board of Directors in April 2008. Prior to his current role, Mr. Meshgin served as our President and Chief Operating Officer from January 2003 through February 2008, was Vice President and General Manager from May 2002 through December 2003, and prior to that time was our Engineering Supervisor, Application Engineering Manager, and Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in Electrical Engineering from Wichita State University and an M.B.A. from University of California at Irvine. Mr. Meshgin has served more than 20 years with the Company in multiple managerial roles, providing him with significant institutional knowledge and technical expertise. As our Chief Executive Officer, Mr. Meshgin brings to the Board significant senior leadership, as well as industry and global experience. Mr. Meshgin has been instrumental in our major expansion of our overseas manufacturing capacity and in our strategic initiative of diversifying our customer base.

Donald K. Schwanz has served on the Board since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ President and Chief Executive Officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as President of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was President of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its Finance Committee and Compensation and Human Resources Committee. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968. Mr. Schwanz has significant executive experience with the strategic, financial and operational requirements of large manufacturing-oriented organizations, and brings to the Board senior leadership and electronics industry and financial experience. Mr. Schwanz’s experience as a member of various boards, including his work on a variety of board committees, has provided him with a broad business perspective and extensive experience on compensation matters.

Roy Chee Keong Tan joined the Board in 2012. Mr. Tan joined WBL Corporation Limited (“WBL”), our majority stockholder, in 2006 and served as its Chief Group Strategy Officer. After United Engineers Limited’s (“UEL”) acquisition of WBL, Mr. Tan began working for and is presently serving as Chief Strategy Officer of UEL, where his responsibilities include strategic development for UEL. Mr. Tan is also currently a board member of WBL. Mr. Tan has more than 15 years of experience in operations management, business development and strategic planning. Before joining WBL, Mr. Tan held various positions in OCBC Bank, ST Electronics and PhillipCapital. Mr. Tan graduated from University of Oxford with a Bachelor of Arts (Honors) in Mathematics; he also obtained a Master of Social Sciences (Applied Economics) and a Master of Science (Management of Technology) from the National University of Singapore. He is an FRM certified by Global Association of Risk Professionals, a CFA charterholder and a member of CFA Institute. Mr. Tan brings extensive experience with Asia-based companies in strategic planning to our Board. For a description of our agreements with WBL, see “Certain Relationships and Related Transactions.”

Sam Yau has served on the Board since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County, California. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago. Mr. Yau brings expertise in corporate leadership and financial management to the Board, having served in executive roles with several large corporations. Mr. Yau has significant global experience in advising growth-focused companies with respect to strategic direction and corporate governance. Mr. Yau’s experience as a director of several public companies with overseas operations in the last 15 years also provides valuable cross-border experience.

Director Independence

A majority of the Board must qualify as “independent directors” within the meaning of Nasdaq Rule 5605. The Board has determined that Messrs. Lemaitre, McCluney, Schwanz and Yau and Dr. Lim qualify as independent directors. The Board has also determined that each director who currently serves on the Audit Committee, the Nominating Committee and the Compensation Committee is “independent,” as that term is defined by applicable listing standards of Nasdaq and the SEC rules. Messrs. Duster and Tan are not deemed independent under the applicable rules because Mr. Duster formerly served as a director of WBL, and Mr. Tan serves as Group Chief Strategy Officer of UEL, whose subsidiaries in turn own a majority of our outstanding Common Stock. Each member of the Compensation Committee qualifies as a non-employee director.

Board Leadership Structure

The Board provides oversight of management and holds it accountable for performance. The Board has determined that in the current environment and Company situation this responsibility is best served when the Board functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, given the depth of experience held by the Company’s current directors, the Board has determined that the position of Chairman should be distinct from the position of Chief Executive Officer at this time in order to best provide the Board with independent leadership. This policy has been in effect since March 2008, when Mr. Meshgin was promoted to the position of Chief Executive Officer. Our current Chairman of the Board, Mr. Lemaitre, has never been employed by the Company. In addition to the above, we believe that this structure is appropriate for us as a non-executive Chairman can objectively assist the Board in reaching consensus on particular policies and strategic actions and the separation improves risk oversight and corporate governance by reducing the potential for excessive power in a single individual. Our Board generally holds an independent session, during which only the independent members of the Board participate, and an executive session, during which only the non-employee members of the Board participate, at each regularly scheduled Board meeting and at such other times as deemed appropriate.

Board’s Role in Risk Oversight

The Board as a whole is responsible for risk oversight. In this area, our senior management team performs an enterprise risk survey to identify risks in the strategic, operational, financial reporting and compliance domains for us; evaluates the effectiveness of existing mitigation strategies; plans additional mitigation activities deemed appropriate; and reports to the Board on a regular basis. The Board discusses such report and advises the senior management team on our risks and risk mitigation activities. In addition, certain areas of risk oversight are delegated to relevant Board committees. The committees report to the entire Board, and the full Board regularly reviews reports from management and the committees on various aspects of our business as it relates to risk and strategies for addressing those risks.

The Audit Committee has oversight responsibilities regarding risk related to our financial statements and auditing, accounting and related reporting processes, and systems of internal controls regarding finance, accounting, financial reporting, and business practices. In addition, the Audit Committee has oversight over any material financial risks as designated by management or the independent auditors.

The Compensation Committee has oversight responsibilities regarding the effect of compensation policies and structure on our risk profile. In addition, the Compensation Committee oversees and advises the Board on risks related to executive officer and director compensation as well as incentive, equity-based, and other compensatory plans.

The Nominating Committee oversees risks related to the leadership structure of the Board and our corporate governance. This includes risks related to the process for nominating directors, the functioning and effectiveness of the Board, the performance of our CEO, the Company and CEO’s development plans for senior management and senior management succession planning.

Board Meetings and Committees; Annual Meeting Attendance

The Board held seven meetings during the fiscal year ended September 30, 2014 (with meetings scheduled to be held on successive days counting as one meeting). In fiscal year 2014, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of its stockholders. In 2014, all of the directors then serving on the Board attended the annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has approved a charter for each of these committees that can be found on our website at www.mflex.com. In addition, from time to time, the Board appoints special committees of the Board to act on behalf of the Board with respect to specified matters.

Audit Committee

Number of Members:	Four

Members:	Mr. Lemaitre
Mr. McCluney
Mr. Schwanz
Mr. Yau (Chair)

Number of Meetings:	Nine

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Each of Messrs. Lemaitre, McCluney, Schwanz and Yau have been designated by our Board as audit committee financial experts as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Three

Members:	Dr. Lim
Mr. McCluney (appointed during fiscal year 2014; became Chair after fiscal year 2014)
Mr. Schwanz (served during fiscal year 2014; Chair during that time)
Mr. Yau (served during a portion of fiscal year 2014; reappointed after fiscal year 2014)

Number of Meetings:	Nine

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Mr. Lemaitre
Dr. Lim (Chair)
Mr. Schwanz (appointed after fiscal year 2014)
Mr. Yau (served during fiscal year 2014)

Number of Meetings:	Two

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Required Vote

The three Class II nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. A proxy cannot be voted for a greater number of persons than three.

The Board recommends a vote “FOR” election as director of each of the Class II nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP has audited our financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal years 2014 and 2013 and fees billed for other non-audit services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended September 30,
	2014	2013
Audit Fees(1)	$1,082,838	$948,538
Tax Fees(2)	542,546	571,829

Total	$1,625,384	$1,520,367

(1)	Audit fees consisted of fees paid for the annual integrated audit, selected statutory audits and quarterly reviews.
(2)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services were $70,509 and $76,971 for the fiscal years ended September 30, 2014 and 2013, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters, were $472,037 and $494,858 for the fiscal years ended September 30, 2014 and 2013, respectively.

Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of Nasdaq or SEC rules. In assessing whether to approve use of our principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by our principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Yau, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Yau, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for us by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Yau reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During the fiscal years ended September 30, 2014 and 2013, all audit and non-audit services performed by our principal independent registered public accounting firm were approved in advance by the Audit Committee or by Mr. Yau on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The Board recommends a vote “FOR” ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In conjunction with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals including financial and strategic goals that the Compensation Committee believes will help create sustainable stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 14 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

Our guiding compensation philosophy is that the compensation of our executives should encourage the achievement of corporate financial and strategic objectives that, over time, create sustainable stockholder value. It is the Compensation Committee’s philosophy to align the interests of our executives and stockholders by integrating the executives’ compensation opportunities with our annual and long-term corporate financial and strategic objectives. The Compensation Committee bases its executive compensation actions and decisions on the following core principles:

•

Compensation should be closely linked to our financial and operational performance, with total compensation targeted around the 50th percentile of the competitive market and incentive pay structured to pay above or below target based upon actual performance;

•

Health and welfare benefits should be competitive with other similarly sized companies in our industry, but perquisites and other personal benefits should be minimal and constitute a nominal portion of total compensation; and

•	Compensation should be reflective of the competitive market and industry practices, and balance our need for talent with the need to maintain reasonable compensation costs.

More specifically, we have put these principles into effect with the following:

•

Named executive officer compensation is generally delivered through four principal components: (1) base salary, (2) short-term, performance-based incentive compensation (a cash bonus opportunity), (3) long-term incentive compensation, consisting of both time-based equity awards (delivered in fiscal year 2014 through restricted stock unit awards, or “RSUs”) and performance-based equity awards, and (4) perquisites and other personal benefits, consisting primarily of insurance and financial planning allowances, and generally representing less than 2% of total target compensation (with the exception of Mr. Jin who, while serving in expatriate status, is eligible to receive housing, auto and other allowances in connection with our expatriate policy);

•	Incentive-based pay represents more than 60% of our named executive officers’ target total direct compensation, and 80% of our chief executive officer’s target total direct compensation; and

•	Over 40% of our named executive officers’ total target direct compensation is delivered in the form of equity awards.

Our Compensation Committee believes in using best practices in corporate governance and executive compensation and accordingly:

•

We do not have employment agreements with any of our named executive officers other than a Change in Control Agreement with each named executive officer that was entered into in fiscal year 2012 and is described below under “Potential Payments upon Termination and Change in Control;”

•

Following our annual meeting of stockholders in 2014 and prior to our granting of equity awards to our named executive officers for fiscal year 2015, we amended our form of RSU agreements to require both a change in control of the Company and a termination of employment (a “double trigger” arrangement) for the vesting of time-based equity awards to accelerate. We intend that all future grants of time-based equity awards will be subject to this double-trigger arrangement, notwithstanding the terms of the Change in Control Agreements with our named executive officers;

•	We do not have any guaranteed pension or supplemental retirement benefits;

•

We do not provide any tax gross-up payments with respect to any payment made to, or benefit for, our named executive officers, other than for Mr. Jin related to certain expatriate benefits he receives, which tax payments are solely intended to neutralize the tax consequences of Company-paid housing in China and to equalize his Chinese and U.S. tax liability due to his expatriate status from time to time;

•	We require our executives and directors to maintain certain stock ownership levels;

•

We do not reprice options to purchase shares of our common stock and both our 2004 Stock Incentive Plan, as amended from time to time (the “2004 Plan”) and our 2014 Equity Incentive Plan (the “2014 EIP”) require stockholder approval before any repricing may occur;

•	We do not allow our executives to hedge, pledge or short sell their holdings of Company securities, nor trade on margin or on a short-term basis with respect to our Common Stock; and

•

We have adopted a compensation recovery policy that allows us to require our executives to reimburse the Company for the difference between any performance-based award paid to the executive based on achievement of financial results that are subsequently restated, and the amount the executive would have earned under the award based on the restated financial results.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The Company anticipates holding its say-on-pay vote annually until the next advisory vote on the frequency of future say-on-pay votes. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” this proposal.

The following pages contain a report issued by the Compensation Committee relating to executive compensation for 2014 and 2015 and a report issued by the Audit Committee relating to its review of our accounting, auditing and financial reporting practices. Stockholders should be aware that under SEC rules, the Compensation Committee Report and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter adopted by our Board on April 12, 2004, and most recently updated on December 4, 2014. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Linda Lim, Ph.D., James McCluney (Chair) and Sam Yau, each of whom is a non-employee director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, each of Dr. Lim and Messrs. McCluney and Yau meets the independence standards established by Nasdaq.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC’s compensation disclosure rules with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Linda Lim, Ph.D.

James McCluney (Chairman)

Sam Yau

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our chief executive officer, or CEO, and chief financial officer, or CFO, in fiscal year 2014, as well as our three other executive officers employed at the end of fiscal year 2014, all of whom we refer to collectively as our named executive officers or NEOs. Our named executive officers for fiscal year 2014 were:

•	Reza Meshgin, President and Chief Executive Officer;

•	Tom Liguori, Executive Vice President and Chief Financial Officer;

•	Christine Besnard, Executive Vice President, General Counsel and Secretary;

•	Lance Jin, Executive Vice President Business Development (through June 11, 2014) and Executive Vice President and Managing Director of China Operations (after June 11, 2014); and

•	Thomas Lee, Executive Vice President of Global Operations (through June 11, 2014) and Executive Vice President, Business Development (after June 11, 2014).

Executive Summary

Our executive compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our “pay-for-performance” philosophy, the total direct compensation received by our named executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our named executive officers’ total direct compensation is comprised of a mix of base salary, short-term incentive compensation and long-term incentive awards.

The Compensation Committee believes that employees in higher ranks should have a higher proportion of their total compensation delivered through performance-based components, such as performance-based incentive bonus opportunities and long-term incentive compensation in the form of equity awards. As a result, each named executive officer’s compensation is significantly correlated, both upward and downward, to our financial performance. The Compensation Committee further believes that the executive compensation packages provided to our named executive officers should include both cash and equity-based incentives. The use of equity-based compensation more directly ties their compensation and long-term wealth generation to the results received by our stockholders.

Fiscal 2014 Compensation Highlights

The Compensation Committee structured our executive compensation program for fiscal year 2014 similar to recent prior years, with the changes to our short-term incentive compensation plan and the form of equity awards as discussed below. Cash compensation consisted of base salary and a short-term performance-based incentive opportunity in the form of a profit sharing plan, and long-term incentive compensation consisted of equity compensation in the form of time-based restricted stock awards (“RSUs”) and performance-based restricted stock unit awards (“PSUs”). A similar compensation structure was approved by our stockholders in our Advisory Vote Related to Executive Compensation at our annual meeting in March 2014 by over 86% of the votes cast on such matter.

Fiscal 2014 Business Highlights

Our corporate performance was a key factor in our executive compensation actions and decisions for fiscal year 2014. Entering fiscal 2014, we had experienced a decline in revenue from fiscal 2011 to fiscal 2012 and fiscal 2012 to fiscal 2013. In addition, we had a net loss in 2013 of $65.5 million, and while both management and the Board saw fiscal year 2014 as a key turn-around year for the Company, neither expected the Company to achieve either significant profitability or a significant increase in net revenue for the year.

Given the importance of turning around the Company’s financial outlook and that the financial plan for 2014 would not support a bonus plan based on the same parameters as in the past several years, the Compensation Committee determined to change the terms of our short-term performance-based incentive compensation to a profit sharing plan. Under such plan, 10% of the Company’s net income after taxes was set aside for the aggregate bonus pool. The Compensation Committee believed that a profit sharing plan would serve to properly incentivize employees, including the NEOs, while also serving as a retention tool during a transition year. The plan included a minimum profit level before any payout, so that management would only receive a payout if shareholders were also rewarded with positive earnings results. In addition, MFLEX would have to achieve $65.4 million in net income (after taxes) for the NEOs to earn their target bonus amounts. The Compensation Committee believed that this structure would serve to retain employees in that it provided incremental bonus opportunities if the Company was profitable, while requiring previously unforeseen profit levels in order to pay out at historic target bonus amounts for employees, including the named executive officers. However, since we did not achieve the specified minimum profit levels, no amounts were paid to our named executive officers under the profit-sharing plan for fiscal year 2014.

During fiscal year 2014, we undertook significant restructuring efforts, closing several of our facilities in China and Europe, which generated approximately $56 million in annual cost savings, exceeding our initial cost savings expectations. While we experienced a net loss of $84.5 million for fiscal year 2014, we were able to return to profitability for the fourth quarter of fiscal year 2014 (ending September 30, 2014), with gross margin of 10.1% for that quarter. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on November 14, 2014 for a more detailed description of our fiscal year 2014 financial results.

Pay-for-Performance Analysis

Consistent with past practice, the Compensation Committee commissioned a “pay-for-performance” analysis to be prepared by its compensation consultant, Compensia, in preparation for setting compensation for fiscal year 2014. This analysis compared the realized compensation of our named executive officers and our financial performance over the then-three most recently completed fiscal years to the executive compensation and performance of the companies in our peer group. As illustrated below, this analysis found strong to moderate alignment for the most recent one, two and three year periods, both including and excluding the impact of the change of control we underwent in 2013.

For purposes of this analysis, “realized compensation” is the sum of base salary, actual cash bonuses (annual incentive) paid and the increase in the value of the shares of our common stock underlying the equity awards held by our named executive officers based on the most recent year end stock price. “Other NEOs” include Messrs. Jin and Lee and Ms. Besnard for MFLEX and the average for NEOs other than the CEO and CFO for peers.

In addition to this analysis, the Compensation Committee commissioned Compensia to perform competitive market analyses in both 2013 and 2014, comparing the compensation of our named executive officers to that of the executives at the companies in our peer group and published survey data, which we refer to as the market. Both studies found that the target total direct compensation for our named executive officers is generally slightly below the market median. Other highlights of these studies found:

Element	Our Practice
Base Salary	• Base salaries for our NEOs in both studies approximate the market median, with certain named executives officers’ base salaries closer to the 25th percentile.
Target Total Cash Compensation	• Target total cash compensation opportunities are generally at the market median.
Long-Term Compensation	• In the aggregate, the value of fiscal year 2013 equity awards was approximately the 40th percentile of the market, with fiscal year 2014 equity awards approximately 10% below the median.

Technical Change in Control Transaction

In May 2013, the Company experienced a change in control, which, pursuant to the terms of our Change in Control agreements with our named executive officers and our 2004 Plan, resulted in the immediate and full vesting of all outstanding time-based RSUs and SARs and the conversion of all outstanding PSUs into time-based RSUs, with new vesting dates between September 30, 2013 and September 30, 2015. (See “May 2013 Change in Control – UE Purchase of WBL” in the proxy statement.)

Adoption of “Double-Trigger” Equity Acceleration Provisions

During fiscal year 2014 and prior to the grant of equity awards for fiscal year 2015, we revised our form of RSU agreements to require both a change in control of the Company and a termination of employment (a “double trigger” arrangement) for the vesting of time-based equity awards to accelerate. This means that, under this new form of agreement, notwithstanding the terms of our Change in Control agreements with our named executive officers or the terms of our new equity incentive plan, a change in control of the Company without a “second trigger” (i.e., the employment of the executive being terminated, the Company being delisted or the awards not being assumed by the acquiring company) will not cause the vesting of time-based RSUs to accelerate. We intend that all future grants of time-based equity awards will be subject to this new form of RSU agreement.

Compensation Programs’ Objectives and Philosophy

The Compensation Committee believes that compensation of our named executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate strategic and financial objectives. The Compensation Committee believes that an executive compensation program can send powerful messages about expected behaviors and results. We believe that:

•	Leadership’s decisions and behaviors help drive our performance results;

•	An accountability-oriented performance management and development system is essential to align executive behaviors with key performance metrics; and

•

Our executive compensation program is a critical part of our accountability-oriented system, both influencing executive behaviors around key performance metrics and fostering a high-performance culture.

In furtherance of these beliefs, our executive compensation program is founded on the following:

•

To be reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, and balancing our need for talent with the need to maintain reasonable compensation costs.

•	To be designed to attract, motivate, and retain executive talent willing to commit to building long-term stockholder value.

•	To encourage executive decision-making in alignment with our business strategy and to focus executives’ efforts on the performance metrics that drive stockholder value.

•	To reinforce the desired behaviors of meeting and/or exceeding performance targets by rewarding superior performance and differentiating rewards based on the performance level achieved.

•

To establish a pay-for-performance-oriented system that considers our performance and pay in the context of peer performance and pay, with the philosophy that Company performance in the upper tier relative to our peer group merits higher levels of compensation, and conversely, underperformance relative to our peer group merits lower levels of compensation.

Our Compensation Committee

Our Compensation Committee is comprised of three directors, all of whom are non-employee directors and independent. The Compensation Committee is responsible for developing and monitoring compensation arrangements for our executives (including determining the compensation of our named executive officers), administering our equity incentive plans (including reviewing and approving grants to executives) and other compensation plans, as well as performing other activities and functions related to executive compensation as may be assigned from time to time by the Board.

Role of Chief Executive Officer in Compensation Decisions

Our CEO annually reviews the performance of each of his direct reports, whom we refer to as executives, including each of our other named executive officers, relative to individual and corporate annual performance goals established for the year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee exercises its discretion in accepting, modifying or rejecting any compensation recommendations relating to our executives that were made by our CEO and approves all compensation decisions for our executives. The Board as a whole performs the annual performance review of our CEO and the Compensation Committee designs and approves all compensation decisions for our CEO. In addition to Compensation Committee approval, the independent members of our Board ratify all compensation arrangements for our CEO.

Setting Executive Compensation

Peer Group Comparison

We believe that external comparisons for compensation-setting purposes should be primarily against companies which fairly represent the potential market for executive talent at the Company and that are consistent with the business and market challenges that we face. To attract and retain the most qualified executives, we seek to offer a total compensation package competitive with companies in our “peer group,” which, when making 2014 compensation decisions, consisted of:

•	Benchmark Electronics, Inc.

•	Coherent Inc.

•	Coleman Cable

•	CTS Corp.

•	GT Advanced Technologies

•	Intl Rectifier Corp.

•	Intersil

•	KEMET

•	Methode Electronics Inc.

•	Newport Corp.

•	Omnivision Technologies

•	OSI Systems

•	Photronics

•	Plexus Corp.

•	Radisys Corp.

•	RF Micro Devices

•	Rogers Corp.

•	TTM Technologies, Inc.

•	Viasystems Group

While none of the companies in our peer group are our direct industry competitors, all are technology companies with which we reasonably compete for executive talent. Several of these companies are, or have divisions which have, similar contract manufacturing business models to us or use high-volume manufacturing in the course of their business. Many of our competitors are foreign based (and therefore do not disclose executive compensation information in the same manner as U.S. publicly traded companies) and/or consist of mixed business models and do not disclose performance data for business units similar to ours. Therefore, we have determined that it is necessary to develop a peer group that is comprised largely of U.S.-based technology companies that are practical proxies for competitors for talent, as well as reasonable proxies for market performance.

The Compensation Committee reviews the peer group on an annual basis to ensure continued appropriateness of each company in the group and the group as a whole and, in June 2014, commissioned Compensia, its compensation consultant, to review both the methodology for selecting the group and the peer group itself. Following such review, the Compensation Committee revised the criteria for the peer group such that generally, the peer group should meet the following criteria:

•	be made up of companies which are classified in either the same Global Industry Classification Standard (GICS) code as us, or a closely related GICS code;

•	each peer company’s revenue should fall in a range that spans 40% of, to 2.5 times, the revenue of MFLEX; and

•

each peer company’s market capitalization should fall in a range that spans 30% of, to 3.0 times, MFLEX’s market capitalization, with flexibility to allow direct competitors and/or then-current peer companies to be included.

The changes made to the selection criteria were generally to remove provisions which specified that MFLEX’s revenue and market capitalization should be within a specified range as relates to the entire peer group, as it was found that these provisions caused some difficulty in crafting the peer group as a whole.

When selecting companies to comprise the peer group, the Compensation Committee uses discretion in determining which companies to include and a company that falls outside the desired criteria may continue to be included as a peer for a variety of factors. The factors which may be considered include, but are not limited to, location of the company, the character of the company’s international operations, whether the company refers to MFLEX as a peer company, headcount and revenue. We strive for our peer group to generally consist of 15 to 20 companies, provided enough companies meeting the above criteria are identified for inclusion.

Following the changes to our peer group criteria, the Compensation Committee determined that, while many of the companies in the 2014 peer group did not meet at least one of the three specified criteria, the industry and revenue criteria were more important than the market capitalization criteria. Noting its discretion to determine which companies to include in selecting a peer group, the Compensation Committee determined its preference to keep companies from the current group when it felt that those companies were still relevant peers. In addition, given the restructuring we were undergoing in fiscal year 2014 and the projected market capitalization of MFLEX based upon certain financial assumptions, the Compensation Committee determined that keeping many of the companies in the 2014 group, even though they did not all meet all three specified criteria, while adding a few additional companies that met all three criteria, was appropriate. Given these findings, the Compensation Committee made slight changes to the group such that for the fourth calendar quarter of 2014 and fiscal year 2015 compensation decisions, our peer group consists of:

•	Bel Fuse

•	Coherent Inc.

•	CTS Corp.

•	Emulex

•	GT Advanced Technologies

•	Intl Rectifier Corp.

•	Intersil

•	KEMET

•	Key Tronic

•	Methode Electronics Inc.

•	Newport Corp.

•	Omnivision Technologies

•	OSI Systems

•	Photronics

•	Radisys Corp.

•	RF Micro Devices

•	Rogers Corp.

•	TTM Technologies, Inc.

•	Ultra Clean Holdings

•	Viasystems Group

Ongoing Review of Compensation Trends

In general, the Compensation Committee’s practice is to review general industry trends in executive compensation, and additionally to review peer group compensation practices and compensation levels during the course of the year prior to actually establishing annual compensation packages for our executives. Approval of executive compensation is generally made in the first quarter of each new fiscal year. This process allows the Compensation Committee to consider data regarding our financial performance during the prior year in its analysis, to conduct an assessment of the executives’ contribution to our overall performance, and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then utilizes this aggregation of information to establish annual base compensation, performance-based incentive bonus awards and equity grants (both time and performance-based).

The use of tally sheets

On a regular basis, the Compensation Committee is provided with a “tally sheet” report prepared by management for each executive, including our named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and the value of cumulative stock exercises by the executive. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and the retentive value of such awards, consider any changes to our program that may be appropriate (including the mix of compensation elements), and provide additional context for their compensation decisions.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market.

Beginning in 2010, and as it related to the process for developing executive compensation for 2014 and 2015, the Compensation Committee engaged Compensia as its compensation consultant.

Compensia is engaged by, and reports directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Compensia or any factor that would otherwise impair the independence of Compensia relating to the services it performed for the Compensation Committee. Compensia has not been engaged by the Company previously and does not perform any services for the Company. The Compensation Committee has a policy prohibiting Compensia from providing any services to MFLEX or MFLEX’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.

Compensia generally reviews the materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Compensia assists the Compensation Committee in the design and implementation of our executive compensation programs. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets. In particular with respect to fiscal year 2014 compensation, Compensia assisted the Compensation Committee in designing the profit sharing plan for MFLEX’s short-term performance-based incentive plan and in the design of the performance-based equity compensation (both in terms of the split between time-based and performance-based equity and the choice of performance metrics and targets for those metrics for the performance-based equity). This assistance included providing information on trends and best practices in the area of executive compensation and the compensation practices at peer companies.

Compensia also provides market comparison data and peer group data, which are factors considered by the Compensation Committee in making compensation decisions. Based on this data, Compensia advises the Compensation Committee with respect to the competitiveness of our executive compensation program in comparison to industry practices, and identifies any trends in executive compensation.

Role of Other Outside Advisors

From time to time, the Company and the Compensation Committee may also utilize the services of other outside advisors, primarily attorneys. During fiscal year 2014, the Company and the Compensation Committee received compensation-related advice from our outside legal counsel, DLA Piper LLP (US), primarily related to the drafting of revised forms of RSU agreements and in connection with documenting our compensation plans.

Executive Compensation Components

The components of named executive officer compensation consist of base salary; short-term performance-based incentive compensation (cash bonus); long-term incentive compensation, consisting of both time-based and performance based equity awards; health and welfare benefits and post-employment compensation, which are discussed separately below.

Compensation Element	Objectives	Key Features
Base Salaries	Provides a fixed level of cash compensation to reward ongoing services, demonstrated experience, skills and competencies relative to the market value of the job.

Targeted generally around the 50th percentile of market practice but varies based on unique market demands, hiring needs, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to our peer group and the market, and internal pay equity.

Compensation Element	Objectives	Key Features
Short-Term Performance-Based Incentive Compensation (Cash Bonus)	Rewards annual corporate performance and achievement of strategic goals.	Designed as a profit sharing plan in fiscal year 2014, with a minimum net income, after taxes, required to pay out any amount.
Aligns NEO’s interests with those of our stockholders by promoting strong annual results.

While “target” cash bonuses for the NEOs in fiscal year 2014 were the same as the previous year, we needed to achieve $65.4 million in profit for them to receive their target bonus amounts:

•     CEO – 100% of his base salary;

•     CFO – 65% of his base salary; and

•     Other NEO’s – 55 or 60% of their respective base salaries.

	Retains NEOs by providing market-competitive compensation.	Awards are variable and formula-based, although the Compensation Committee can exercise its discretion to make adjustments (downward only).

Long-Term Time-Based Incentive Compensation (Equity Awards)	Aligns NEOs’ interests with long-term stockholder interests by linking part of each NEO’s compensation to long-term corporate performance as reflected in equity values.	Targeted at a level that will provide total direct compensation (base salary + annual incentive + equity awards) generally around the 50th percentile of the relevant market practice, though the target may range between the 25th and 75th percentile depending upon various factors.
Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.

After a review of market practices, the Compensation Committee determined to use RSUs as the sole equity vehicle for fiscal years 2014 and 2015. RSUs may increase or decrease in value based on the stock price of the underlying equity, and therefore directly track stockholder value.

	Supports retention of NEOs through multi-year vesting of equity grants.	Awards granted in fiscal year 2014 vest in equal increments over a three-year period.

Long-Term Performance-Based Incentive Compensation (Equity Awards)	Same objectives as time-based equity awards above, but with additional objective of rewarding achievement of long-term corporate financial, operating or strategic objectives.	Uses PSUs that vest based on achievement of corporate performance metrics over multi-year periods. The vesting metrics for grants made for fiscal year 2014 are measured over fiscal years 2014 through 2016 and include total stockholder return and return on invested capital metrics. Awards vest at the end of the performance period and award achievement may be variable based on actual performance relative to target.

Compensation Element	Objectives	Key Features

Other Benefits/Perquisites	To provide nominal supplemental benefits such as insurance and retirement savings plans to our NEOs that are consistent with industry/peer practices.

NEOs are offered:

A reasonable Section 401(k) plan in which executives may participate at the same benefit level as all other U.S.-based employees;

The same medical, dental and vision plans as other similarly located employees (with the premiums covered by the Company);

Long-term disability, life and AD&D plans (with the premiums covered the Company); and

Financial planning services in an amount up to $5,000 per year.

Executives based outside the U.S. are eligible for certain benefits customary for the location in which they work, and expatriate executives are eligible for certain benefits in accordance with our expatriate policy.

Mix of Compensation Elements

The Compensation Committee structures compensation such that a significant portion of our executive compensation is variable and incentive-based and tied directly to our performance. For example, in fiscal year 2014, between 54 and 75% of NEO actual compensation was incentive compensation, which was lower than the percentage of NEO targeted incentive compensation (which was between 63 and 80%) due to the profit sharing plan for fiscal 2014 not paying out since the metrics in the plan were not achieved. In establishing the mix of these different compensation elements, the Compensation Committee considers the mix for such compensation elements as used by our peer and industry groups, as well as the unique circumstances of the Company. Long-term incentive opportunities will generally be equal to or greater than annual incentive levels in order to focus executives on long-term, sustainable value creation. For example, in fiscal year 2014, between 43 and 60% of total NEO target incentive compensation constituted long-term opportunities.

Base Salary

Executive Officer Salaries

The Compensation Committee conducts an annual review of the base salary of each named executive officer and sets the salary level of each executive officer on a case-by-case basis, taking into account the salaries paid to comparable executives in our peer group and in market surveys, internal pay equity, the individual’s level of responsibilities and performance, hiring needs, unique market demands and experience level. The Compensation Committee begins by reviewing the base salaries recommended by our CEO for our executives, as well as a competitive assessment of our executive pay relative to market information, including compensation data from our peer group and industry data compiled by the Compensation Committee’s compensation consultant from a variety of high technology companies, which we refer to as industry data. In addition, the Compensation Committee is provided with a financial assessment of the Company relative to our peer group to facilitate a pay-for-performance comparison versus our peers.

Historically, we have set salaries on a calendar, rather than fiscal, year basis. In November 2013, based upon a recommendation from management given the then-recent financial performance and outlook for the Company, the Compensation Committee determined that that no increase in base salaries for our named executive officers was appropriate.

Short-Term Performance-Based Incentive Compensation

Executive Officer Incentives

Generally, our named executive officers are eligible to receive non-equity (cash) incentive compensation, or bonuses, on an annual basis. The Compensation Committee believes that a significant portion of executive officer compensation should be contingent upon our performance in order to motivate our executives to meet our business and financial objectives. Accordingly, the Compensation Committee approves an incentive program at the beginning of each fiscal year, under the portion of our equity incentive plans that has been qualified to comply with the “performance-based compensation” exception of Section 162(m) of the Code. In adopting the incentive program, the Compensation Committee specifies the applicable performance metrics and method for calculating each named executive officers’ bonus for such fiscal year. Following the close of such fiscal year, the Compensation Committee reviews the performance of the Company versus the approved metrics, and based upon such review, approves the named executive officer bonuses for the year.

In setting the fiscal year 2014 target bonus opportunities for our named executive officers, the Compensation Committee noted that the 50th percentile for target bonus awards for the Company’s peer group equated to 100% of base salary for the CEO and 70% of the base salary for the CFO. Taking such information into consideration, the Compensation Committee determined that the target bonus opportunities set forth in the table below were appropriate. However, given that the Company’s financial plan for fiscal year 2014 would not support a bonus plan based on the same parameters as in the past several years, the Compensation Committee adopted a profit sharing plan, wherein 10% of the Company’s net income after taxes, or NIAT, would be set aside for the aggregate bonus pool. Forty percent of the pool was allocated to the Company’s executives, where each named executive officer’s bonus ratio and target bonus is as set forth in the table below:

Named Executive Officer	Percentage of Executive Bonus Pool	Target Bonus as % of Salary
Meshgin	24.1428%	100%
Liguori	15.1428%	65%
Besnard	12.1428%	55%
Jin	14.1428%	60%
Lee	12.1428%	55%

Net income after taxes of $65.4 million was necessary in order for the named executive officers to earn their target bonus amounts, which level of profits neither the Compensation Committee nor management viewed as reasonably foreseeable for the year. The maximum bonus that each individual could earn was 250% of the target bonus amount for such named executive officer. No bonus was payable under the incentive program if a pre-established, minimum threshold for NIAT was not met.

Pursuant to the provisions of the profit sharing plan, NIAT was calculated as reported in the annual financial statements included in our Annual Report on Form 10-K for fiscal year 2014, but excluding the effect of: any asset write-down; any litigation or claim, judgment or settlement; any change in tax laws, accounting principles, or other laws or provisions affecting net income after taxes; any reorganization or restructuring; any extraordinary or nonrecurring item (as defined for purposes of generally accepted accounting principles); the third party costs associated with the pursuit or closing of any acquisitions or divestitures; and any foreign exchange loss or gain, in each case, occurring or becoming known after the establishment of the performance goals and not reflected in the plan upon which the performance goals are based. In addition, NIAT was calculated before the accrual of the aggregate bonus pool.

These potential adjustments to “as reported” results were established in order to help ensure that events outside executive management’s control were not unduly beneficial or detrimental to the executives from a compensation perspective and to further guard against the structure of the incentive program discouraging executive actions that would be in stockholder interests but which might adversely impact annual incentive payouts. For example, asset write-downs might have to be taken because of accounting rules coupled with major declines in market valuations driven by outside forces. The asset write-downs, in turn, reduce net income, yet, may have nothing to do with Company or executive performance. In all of these scenarios, the Compensation Committee evaluates each relevant adjustment to verify that it meets the intent of this provision of the incentive program, and if not, the Compensation Committee has the latitude to not include such adjustment, provided the effect is to decrease the payment of the award. Further, the annual bonus pool limitation on executive incentive compensation provides an added layer of protection to stockholders to ensure that adjustments do not unduly benefit executives when real profits are at low levels.

We experienced a net loss for fiscal year 2014; and therefore, no bonuses were paid to our named executive officers for fiscal year 2014.

Long-Term Incentive Awards

The Compensation Committee believes that structuring long-term incentive awards to be payable in equity (versus cash) has the added benefit of directly aligning award value to stockholder value. By coupling such awards with guidelines for equity ownership for executives, the Compensation Committee believes it further aligns the interest of each executive with the interests of our stockholders and promotes retention of key personnel, which is also in the best interest of our stockholders.

Awards made to our CEO and other named executive officers are approved by the Compensation Committee, and in the case of our CEO, are also recommended to the independent members of our Board for ratification. The Compensation Committee views equity awards as long-term incentive opportunities because they typically vest over multiple-year periods, and their vested value is therefore dependent on our longer-term performance. In making equity awards, the Compensation Committee considers the percentage of Company equity represented by the award and compares this to peer company equity usage rates (“burn rates”). The Compensation Committee generally has kept the burn rates in granting equity awards well below those of its peer companies.

In November and December 2013, the Compensation Committee granted annual equity awards to our named executive officers and other employees for fiscal year 2014. In making awards to our named executive officers, the Compensation Committee elected to use a combination of RSUs and PSUs, and to forgo making grants of stock appreciation rights for the year. The Compensation Committee determined it was appropriate to allocate shares between the time-based and performance-based vesting metrics in a ratio of 40% time-based and 60% performance-based, as this split is weighted to favor performance-based compensation, while balancing target performance-based pay versus non-performance-based compensation at a level deemed appropriate by the Compensation Committee given market practices. Analysis performed by Compensation Committee’s compensation consultant found that our previous award mix leaned more heavily towards performance awards than the peer average, but was consistent with the emphasis placed on performance awards by peers using them. The 40/60 mix used by the Compensation Committee for the fiscal year 2014 awards placed even more emphasis on performance vesting than the 2013 award mix had.

The RSUs vest over a three-year period, with one-third of the grants vesting in each of November 2014, 2015 and 2016. The PSUs granted for fiscal year 2014 were broken into two types of awards based on: (1) total stockholder return (the “2014 TSR PSUs”) and (2) return on invested capital (the “ROIC PSUs”). The 2014 TSR PSUs have a three-year performance period of November 30, 2013 through November 30, 2016 and the ROIC PSUs have a performance period of October 1, 2013 through September 30, 2016.

Provided the named executive officers remains employed by us through the award certification date, the PSUs vest as follows:

•

The 2014 TSR PSUs vest based on our total stockholder return, rounded to the nearest whole number (“TSR”) as compared to the performance of the Nasdaq Total Return Index (the “Index”), using the calendar three month average daily closing price of each on November 30, 2013 as compared to

November 30, 2016, with 100% of the base number of shares of our Common Stock subject to the 2014 TSR PSUs vesting if our TSR equals the Index, and more, or fewer, shares subject to the 2014 TSR PSUs vesting if our TSR outperforms, or underperforms, respectively, the Index. Payment is capped at 100% of the base number of shares of our Common Stock subject to the 2014 TSR PSUs in the event that our TSR is negative for the performance period, regardless of performance relative to the Index, and no shares subject to the 2014 TSR PSUs vest if our TSR is 25 points or more below the Index; and

•

The ROIC PSUs vest upon the attainment of specific objectives tied to return on invested capital (“ROIC”), with 100% of the base number of shares of our Common Stock subject to the ROIC PSUs vesting if the average ROIC for the performance period is equal to a specified percentage, and more, or fewer, shares subject to the ROIC PSUs vesting if the average ROIC is higher, or lower, than such specified percentage. Average ROIC must equal at least a minimum percentage for any ROIC PSUs to vest.

The total value and total number of shares of our Common Stock subject to the equity awards granted for fiscal year 2014 as described above is reflected in the following table. The PSU share amounts assume all metrics are achieved at the maximum levels. The maximum “additional” number of PSUs that can vest is 50% of the base amount for each of the 2014 TSR and ROIC PSUs.

	RSU Value ($)(1)	Total RSU grant (#)	PSU Value ($)(1)	Total PSU grant (#)
Reza Meshgin	$607,488	48,599	$1,075,946	109,349
Tom Liguori	$185,550	14,844	$328,622	33,398
Christine Besnard	$123,013	9,841	$217,847	22,140
Lance Jin	$179,763	14,381	$318,369	32,356
Thomas Lee	$160,275	12,822	$283,873	28,850

(1)	Value shown is calculated in accordance with ASC Topic 718.

Consistent with past fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation of our named executive officers relative to our peer group and market data.

Perquisites

We periodically review the perquisites and other personal benefits that our named executive officers receive. It is the Compensation Committee’s philosophy that perquisites should be minimal in amount and constitute a minor portion of total compensation. As described in the Summary Compensation Table below, our named executive officers are entitled to few benefits that are not otherwise available to all of our employees. While the Compensation Committee eliminated automobile allowances effective as of January 1, 2012 for executives based in the U.S., executives based outside the U.S. may continue to receive car and driver benefits customary for the location in which they work. In addition, executives on expatriate assignment are eligible for certain benefits under our expatriate policy which are designed to reimburse them for additional costs associated with their expatriate status, including tax equalization and tax gross-ups of amounts paid directly by us for housing, which are deemed taxable benefits under applicable tax regulations. The Compensation Committee has determined that these limited tax gross-ups are appropriate given the importance of the work being done by these executives in foreign jurisdictions.

Other Benefits

We believe that benefits should be competitive with other similarly sized companies in our industry and we provide broad-based benefits to our named executive officers and all other employees alike, including health and dental insurance, life and disability insurance and a Section 401(k) plan. Participants in the Section 401(k) plan, including our named executive officers, are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Section 401(k) plan investment options do not include our Common Stock. In addition, we currently provide matching contributions for the participants in the Section 401(k) plan, including our named executive officers.

Compensation for the Fourth Calendar Quarter of 2014 and Fiscal Year 2015

During 2014, the Company changed its fiscal year end from September 30th to December 31st. The discussion below covers compensation elements for both the fourth calendar quarter of 2014 (the “Fourth Calendar Quarter”) and fiscal year 2015, except where specified otherwise.

Pay-for-Performance Study and Market Analysis

In 2014, the Compensation Committee again commissioned both a pay-for-performance analysis and a competitive market analysis from its compensation consultant, Compensia, for use in setting future compensation. The market analysis assessed our fiscal year 2014 executive compensation opportunities at target pay levels as compared to target levels at the “market,” which for purposes of this analysis was a mix of our peers (where compensation information was available for a position) and published survey data. This study found that:

•	overall, the base salaries of our named executive officers aligned with market median, although the salaries of Ms. Besnard and Mr. Lee were closer to the 25th percentile than the market median;

•	target total cash compensation approximated the market median;

•	the value of fiscal year 2014 equity awards was approximately ten percent below the market median; and

•	target total direct compensation was, in the aggregate, just below the market median.

The pay-for-performance analysis, which compared our executive compensation and corporate performance to our peer group, again found moderate to strong alignment for the most recent one, two and three year periods.

In addition, Compensia provided the Compensation Committee with a historical pay analysis, which reviewed a five year comparison of target versus actual pay for our named executive officers. As noted above, the Company has had declining financial results since 2011 and the Compensation Committee wanted confirmation that our incentive plans were delivering compensation which appropriately fluctuated up and down with the Company’s performance. This analysis found that the pay-for-performance aspect of the Company’s compensation plans have been well designed, since actual pay has been below target pay when performance has lagged. For example, while target opportunities for the named executive officers may have stayed at or higher than past levels, many of the elements of such target pay were not realized by the executives (note that no bonuses were paid for fiscal years 2013 or 2014 and the PSUs granted in June 2013 lapsed as of the end of that fiscal year since the performance metrics were not met). Following review of these studies, the Compensation Committee determined that analyzing actual pay in light of performance, versus target pay opportunities, was the appropriate metric for setting fiscal year 2015 compensation, particularly given the importance of retaining key employees in a turn-around environment.

Base Salaries and Total Direct Compensation

In reviewing base salaries, the Compensation Committee began by noting that Mr. Meshgin had not received a salary increase for either 2013 or 2014, and the other executives had not received an increase for 2014. In addition, the Committee noted the successful restructuring undertaken by the Company during fiscal year 2014, and the large discrepancy between certain of the executives’ base salaries and the market median. In setting executive total target direct compensation in general, the Compensation Committee considered the results of the pay-for-performance survey that had been performed by Compensia, market and peer data, and that our most recent stockholder advisory vote on executive compensation had approved our executive compensation practices.

Based on the foregoing, the Compensation Committee determined to bring the base salaries of the executives in-line with the market median, and approved annualized base salaries for the Fourth Calendar Quarter and fiscal year 2015 for our named executive officers as follows:

•	Mr. Meshgin, $662,951;

•	Mr. Liguori, $399,196;

•	Ms. Besnard, $339,886;

•	Mr. Jin, $377,322; and

•	Mr. Lee, $342,588.

Performance-Based Incentive Plan for the Fourth Calendar Quarter

Given the change in the Company’s year end from September 30th to December 31st, the Compensation Committee determined it was appropriate to establish a one quarter transitional incentive plan for the Fourth Calendar Quarter. This plan is based upon achievement of two financial performance metrics: net revenue and operating income. The specific target for each metric was consistent with the Company’s business plan for the quarter. Net revenue was selected as a metric because the Compensation Committee believes that long-term success is dependent upon revenue growth, and, therefore, the achievement of revenue targets is to be encouraged. Operating income was selected as a metric because the Company’s restructuring plan had been successfully completed and the Compensation Committee felt that on-going profitability was the best measure of the success of the restructuring plan, while also being a key driver of shareholder value. No bonus is payable under the program if a minimum threshold for operating income is not met.

At 100% “On Plan” achievement, the Fourth Calendar Quarter incentive program will pay out 100% of the targeted incentive for each of the net revenue and operating income metrics. For below “On Plan” performance, the payout is reduced in accordance with a linear formula, and for above “On Plan” performance, the payout is increased in the same manner. Payouts are thereby tied to the performance of the Company. Performance against each metric is calculated and the payout is determined independently, except that above “On Plan” payouts could not be earned unless the Company earned operating income of a minimum specified percentage of net revenue. This gating requirement was established to ensure that revenue growth was not pursued at the expense of profitability. The maximum bonus that could be earned by any named executive officer was 250% of his or her target bonus opportunity.

Pursuant to the provisions of our incentive program, the performance metrics will be calculated as reported in the financial statements included in the Company’s periodic report for the quarter ending December 31, 2014, but excluding the effect of: any asset write-down; any litigation or claim judgment or settlement; any changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization or restructuring programs; extraordinary or nonrecurring item (as defined for purposes of generally accepted accounting principles); the third party costs associated with the pursuit or closing of any acquisitions or divestitures; and any foreign exchange loss or gain. In addition, operating income will be calculated before the accrual of expense of any bonuses payable pursuant to this Fourth Calendar Quarter incentive program.

These potential adjustments to “as reported” results were established in order to help ensure that events outside executive management control were not unduly beneficial or detrimental to the executives from a compensation perspective, and to further guard against the structure of the incentive program discouraging executive actions that would be in stockholder interests but which might adversely impact annual incentive payouts.

The following table sets forth the Fourth Calendar Quarter “On Plan” target bonus opportunity for each named executive officer. Sixty percent of the bonus opportunity for each NEO is tied to net revenue and forty percent to operating income.

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary
Reza Meshgin	$165,738	25%
Tom Liguori	$64,869	16.25%
Christine Besnard	$46,734	13.75%
Lance Jin	$56,598	15%
Thomas Lee	$51,388	15%

Performance-Based Incentive Plan for Fiscal Year 2015

Our Compensation Committee has approved an annual incentive plan for fiscal year 2015, which is divided into five performance periods (the full fiscal year and each fiscal quarter). Each executive’s total bonus opportunity is split equally between the five periods, and each performance period will have metrics, and targets for those metrics, that are set by the Compensation Committee before 25% of such performance period has lapsed and while the outcome of the performance metrics remains substantially uncertain. The Compensation Committee has set net revenue and operating income as the performance metrics for the first quarter performance period and, unless circumstances suggest other metrics would be better suited for a particular performance period, intends to use such metrics for the other performance periods as well.

The fiscal year 2015 incentive program includes targets for each metric, with above target performance resulting in increased payouts, and below target performance resulting in reduced payouts. Payouts are thereby tied to the performance of the Company. For the first quarter performance period, on-target performance for revenue will payout at 100% and on-target performance for operating income will payout at 110%. The other general terms of the incentive program for each performance period within the fiscal year 2015 plan, including calculation of the metrics, items excluded in the calculations, minimums and limiters are expected to be generally the same as the Fourth Calendar Quarter plan described above, except that the maximum bonus that can be earned by any named executive officer will be 200% of his or her target bonus opportunity and the bonus for each quarterly performance period will be paid out on a quarterly basis, following certification by the Compensation Committee. However, any amount over 100% of target with respect to any metric for a quarterly performance period will be held in escrow and not payable until such time that the bonus amount for the full year performance period is paid.

The following table sets forth the fiscal 2015 target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary
Reza Meshgin	$662,951	100%
Tom Liguori	$259,477	65%
Christine Besnard	$186,937	55%
Lance Jin	$226,393	60%
Thomas Lee	$205,553	60%

In setting both the Fourth Calendar Quarter and fiscal year 2015 target bonus opportunities for our named executive officers, the Compensation Committee noted that the 50th percentile for the Company’s peer group and industry data equated to 100% of the CEO’s base salary, 70% of the CFO’s base salary, and between 50 to 65% of the other NEO’s base salaries. Taking such information into consideration, the Compensation Committee determined that the target bonus opportunities set for both plans were appropriate.

Strategic Incentive Program

In addition to the annual bonus plan for fiscal year 2015, our Compensation Committee has approved a strategic incentive program (the “Strategic Bonus Program”) under which customized incentive plans can be implemented by our Compensation Committee. The Strategic Bonus Program is designed to allow the Compensation Committee with flexibility to provide bonus opportunities to our employees who are involved in key strategic initiatives during fiscal year 2015. All employees are eligible to be participants under the Strategic Bonus Program, except for our CEO who is not eligible to participate in the Strategic Bonus Program. No employee is eligible to receive opportunities under the Strategic Bonus Plan in excess of 25% in the aggregate of his or her base salary. The Compensation Committee shall approve in writing the terms of any plan under the Strategic Bonus Program on a plan-by-plan basis and while the achievement of the performance metrics is still uncertain.

Long-Term Incentive Compensation

In October 2014, the Compensation Committee granted equity awards to our named executive officers and other employees. In making awards to our named executive officers, the Compensation Committee elected to use a combination of time-based RSUs and PSUs. Because of the change in the fiscal year end, these awards were intended to cover both the Fourth Calendar Quarter and fiscal year 2015 grants, and thus the RSUs vest in three equal tranches, roughly 15, 27 and 39 months after the date of grant. The PSUs granted in October 2014 are broken into two types of grants based on: (1) total stockholder return (the “2015 TSR PSUs”) and (2) an increase in the stock price of the Company (the “Stock Price PSUs”). Provided the executive remains employed by the Company through the vesting certification date, the PSUs vest as follows:

•

the 2015 TSR PSUs vest based on the Company’s TSR as compared to the performance of the Nasdaq Total Return Index, using the calendar three month average daily closing price of each on October 1, 2014 as compared to December 31, 2017, with vesting based upon substantially the same terms as the 2014 TSR PSUs; and

•

the Stock Price PSUs vest if the stock price of the Company increases by at least a specified percentage, using the previous 20 trading day average daily closing price of each on October 21, 2014 and December 31, 2015.

The value and the number of shares of our Common Stock subject to the equity awards granted in October 2014 as described above is reflected in the following table (the 2015 TSR PSU share amounts assume the metric is achieved at the maximum level):

	RSU Value ($)(1)	Total RSU grant (#)	TSR PSU Value ($)(1)	Total TSR PSU grant (#)	Stock Price PSU Value ($)(1)	Total Stock Price PSU grant (#)
Reza Meshgin	$1,271,155	141,870	$906,423	162,733	$157,892	33,381
Tom Liguori	$526,794	58,794	$163,741	29,397	$61,797	13,065
Christine Besnard	$340,166	37,965	$102,237	18,355	$44,523	9,413
Lance Jin	$424,874	47,419	$128,973	23,155	$53,917	11,399
Thomas Lee	$444,362	49,594	$140,520	25,228	$48,956	10,350

(1)	Value shown is calculated in accordance with ASC Topic 718.

Consistent with past fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation of our named executive officers relative to our peer group and market data. In addition, the Compensation Committee proportionately increased the size of the equity grants to account for the change in the Company’s fiscal year end since these grants were intended to provide compensation for the transitional period from October 1st to December 31st in addition to the full fiscal year 2015. Furthermore, the Committee took into account the successful restructuring of the Company during 2014, including the significant annual cost savings achieved from such restructuring and the resulting return to profitability in the fourth quarter of fiscal year 2014, in making the award of the Stock Price PSUs and in determining the size of the time-based RSU grant. The RSU grants were made pursuant to our new form of RSU agreement which includes the “double-trigger” arrangement described above.

Equity Ownership Guidelines and Hedging Policy

To further align the interests of our management with those of our stockholders, the Compensation Committee has approved guidelines that require each Executive (as defined below) to maintain certain stock ownership levels. As used in these equity ownership guidelines and the compensation recovery policy described below, “Executive” means the CEO, any Vice President or higher level employee who reports to the CEO and any other individual designated by the Compensation Committee as an Executive for these purposes. The following ownership guidelines became effective for Executives in fiscal year 2010:

•	CEO – stock value equal to two and one-half times annual base salary

•	CFO – stock value equal to one and three-quarters times annual base salary

•	Other Executives – stock value equal to one time annual base salary

Executives are expected to achieve the guideline level within five years of the guideline first becoming applicable to an Executive. The following types of ownership will be counted towards satisfying the guideline: shares owned directly by the Executive and his or her immediate family members. Our policies also prohibit an Executive from short-selling, pledging or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any Executive in the event of a financial emergency or undue hardship for the Executive or in the event that general economic conditions result in significant stock value changes over a very short period.

Until such time as an Executive has attained their guideline holding level, the Executive is expected to retain at least 60% of all vested equity, net of taxes.

Compensation Recovery Policy

In the event of a material misstatement of our financial results that requires us to restate all or a portion of our financial statements, our Board may, in its sole discretion and subject to applicable law and regulations, require an Executive to reimburse the Company for the difference between any performance awards paid to the Executive based on achievement of financial results that were subsequently restated and the amount the Executive would have earned under such awards based on the restated financial results (as well as any such other amounts as may be required by law or regulation).

Tax Considerations

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Section 162(m) provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. We do not expect that any material portion of the non-exempt compensation paid to any of our executive officers for fiscal year 2014 as calculated for purposes of Section 162(m) will exceed the $1 million limit. However, to maintain flexibility in compensating the Company’s executives in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Compensation as it Relates to Risk

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management and the Compensation Committee assessed our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the contribution of the programs and their risks to our strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout, including applicable compensation recovery policies.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements are compatible with effective internal controls and the risk management practices of the Company and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation programs.

Summary Compensation Table

The following table discloses the compensation paid to or earned from us during each of the years ended September 30, 2014, 2013 and 2012 by our named executive officers (i.e., our CEO, CFO and our three other most highly paid executive officers, including such persons who met the foregoing criteria, during, but not at the end, of the fiscal year ended September 30, 2014):

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Award(s)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2014	$631,382	$1,683,433	$0	$0	$32,687	(5)	$2,347,502
President and Chief Executive Officer	2013	$631,382	$1,304,723	$480,510	$0	$34,918		$2,451,533
	2012	$631,382	$1,069,314	$399,176	$150,092	$31,486		$2,281,450

Tom Liguori,	2014	$385,696	$514,172	$0	$0	$33,880	(6)	$933,748
Executive Vice President and Chief Financial	2013	$385,696	$396,723	$146,767	$0	$38,523		$967,709
	2012	$378,134	$451,380	$142,300	$49,439	$24,989		$1,046,242

Thomas Lee,	2014	$314,301	$444,148	$0	$0	$28,229	(7)	$786,678
Executive Vice President, Business Development	2013	$314,301	$345,949	$126,773	$0	$28,722		$815,745
	2012	$308,138	$333,244	$92,767	$36,625	$31,800		$802,574

Christine Besnard,	2014	$311,822	$340,860	$0	$0	$31,370	(8)	$648,052
Executive Vice President, General Counsel and Secretary	2013	$311,822	$264,084	$97,300	$0	$29,570		$702,776
	2012	$302,740	$310,391	$79,750	$35,984	$38,058		$766,923

Lance Jin,	2014	$366,332	$498,132	$0	$0	$65,741	(9)	$930,205
Executive Vice President And Managing Director China	2013	$366,332	$379,622	$142,188	$0	$44,626		$932,768
	2012	$357,398	$466,746	$107,597	$42,480	$86,205		$1,060,426

(1)	Generally, we review base salaries on calendar year basis, and thus, the amounts set forth under the column “Salary” are the base salaries paid to the named executive officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for 2014 is the base salary for January 1, 2014 – December 31, 2014, although a different base salary was in effect for the first quarter of the fiscal year).
(2)

Stock Awards represent the grant date fair value related to RSUs and PSUs that have been granted as a component of long-term incentive compensation computed in accordance with FASB ASC Topic 718. The grant date fair value is computed in accordance with the provisions of accounting standards for stock-based compensation. Assumptions used in the calculation of these amounts are included in Footnote 9 to our audited financial statements for the fiscal year ended September 30, 2014, which appear in our Annual Report on Form 10-K that we filed with the SEC on November 13, 2014. We granted PSUs in fiscal years 2014, 2013 and 2012 and have included the values of the award at the grant date assuming that the highest level of performance conditions are achieved.

(3)	Amounts reflect the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The fair value of each SAR award is estimated on the date of grant using the Black-Scholes valuation-pricing model. We did not grant SARs in fiscal year 2014.
(4)	Represents non-equity incentive plan compensation (cash bonus) earned for such fiscal year, regardless of the year in which the amount was actually paid (i.e., the fiscal year 2012 non-equity incentive plan compensation was not paid until fiscal year 2013, but is shown under 2012). No cash bonus was paid for fiscal years 2013 or 2014.
(5)	Includes a 401(k) Company match of $7,800, medical, dental and vision insurance premiums paid by the Company equal to $20,405, amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance equal to $1,650, and financial planning services equal to $2,832.
(6)	Includes a 401(k) Company match of $9,875, medical, dental and vision insurance premiums paid by the Company equal to $20,405, and amounts related to Compan-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,650, and financial planning services equal to $1,950.
(7)	Includes a 401(k) Company match of $7,657, medical, dental and vision insurance premiums paid by the Company equal to $18,407, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,650, and financial planning services paid for by the Company equal to $515.
(8)	Includes a 401(k) Company match of $8,315, medical, dental and vision insurance premiums paid by the Company equal to $20,405, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,650, and financial planning services paid for by the Company equal to $1,000.
(9)	Includes a 401(k) Company match of $7,570, medical, dental, and vision insurance premiums paid by the Company equal to $20,405, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,074, and tax gross ups (minus taxes withheld and paid on Mr. Jin’s behalf) of $34,661 related to tax equalization benefits provided to Mr. Jin for tax year 2012 while he was an expatriate in China.

Grants of Plan-Based Awards

The following table discloses the actual RSU and PSU awards granted to the named executive officers during the year ended September 30, 2014 and their respective grant date fair values. It also captures potential pay-outs under non-equity incentive plans for fiscal year 2014. No SARs or options were awarded in fiscal year 2014.

Fiscal 2014 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(6)	All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)		Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)(4)
Reza Meshgin	N/A	(5)	$9,657	$631,382	$1,578,455	—	—	—
	12/19/2013		—	—	—	32,805	—	$303,724	(8)
	11/11/2013		—	—	—	76,544	—	$772,221	(8)
	11/11/2013		—	—	—	—	48,599	$607,488

Tom Liguori	N/A	(5)	$6,057	$250,703	$626,758	—	—	—
	12/19/2013		—	—	—	10,019	—	$92,760	(8)
	11/11/2013		—	—	—	23,379	—	$235,863	(8)
	11/11/2013		—	—	—	—	14,844	$185,550

Thomas Lee	N/A	(5)	$4,857	$172,866	$432,164	—	—	—
	12/19/2013		—	—	—	8,655	—	$80,134	(8)
	11/11/2013		—	—	—	20,195	—	$203,739	(8)
	11/11/2013		—	—	—	—	12,822	$160,275

Christine Besnard	N/A	(5)	$4,857	$171,502	$428,755	—	—	—
	12/19/2013		—	—	—	6,642	—	$61,495	(8)
	11/11/2013		—	—	—	15,498	—	$156,353	(8)
	11/11/2013		—	—	—	—	9,841	$123,013

Lance Jin	N/A	(5)	$5,657	$219,800	$549,500	—	—	—
	12/19/2013		—	—	—	9,707	—	$89,872	(8)
	11/11/2013		—	—	—	22,649	—	$228,497	(8)
	11/11/2013		—	—	—	—	14,381	$179,763

(1)	The RSU and second PSU award shown were approved by a written consent of the Compensation Committee on November 11, 2013. The first PSU award shown was approved by a written consent of the Compensation Committee on December 19, 2013.
(2)	The threshold represents the amount payable to the named executive officer if the minimum target for net income after taxes was achieved under our 2014 non-equity incentive plan.
(3)	Ten percent of the Company’s net income after taxes was to be set aside for an aggregate bonus pool so long as the minimum target for net income after taxes was achieved, and the named executive officers would receive a predetermined percentage of the aggregate bonus pool. Named executive officers would receive their target bonus amounts if the Company achieved $65.4 million in net income after taxes.
(4)	Named executive officers could earn additional cash payments if net income after taxes was above $65.4 million. Additional cash payments were capped at 250% of the target bonus opportunity.
(5)	The award reflected in this row is a potential cash annual incentive performance award that we would have paid for the performance period of fiscal year 2014, the material terms of which are described in the Compensation Discussion and Analysis. No cash bonus was paid for fiscal year 2014.
(6)	Amounts represent PSU awards granted under the 2004 Plan, the material terms of which are described in the Compensation Discussion and Analysis.
(7)	Amounts represent RSU awards granted under the 2004 Plan. This RSU grant is a time-based grant, and 1/3 of the grant vests and is no longer subject to forfeiture on each of November 15, 2014, 2015 and 2016, subject to the individual continuing to provide services through such date.
(8)	Award reflects the values of the award at the grant date assuming that the highest level of performance conditions are achieved.

Outstanding Equity Awards at September 30, 2014

The following table discloses outstanding stock option awards (SARs and options) classified as exercisable and unexercisable as of September 30, 2014 for each of our named executive officers. The table also shows unvested stock awards (RSUs and PSUs) as of September 30, 2014 assuming a market value of $9.35 per share (the closing market price of our Common Stock on September 30, 2014).

Fiscal 2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Reza Meshgin	18,006	—	$10.76	12/05/2018	188,028	$1,758,062
	15,255	—	$12.70	03/05/2019
	8,847	—	$21.90	06/05/2019
	6,779	—	$28.58	09/04/2019
	43,178	—	$25.96	11/16/2019
	40,010	—	$22.17	11/15/2020
	55,074	—	$19.65	11/14/2021
	90,240	—	$17.90	11/13/2022

Tom Liguori	5,808	—	$10.76	12/05/2018	57,430	$536,971
	4,921	—	$12.70	03/05/2019
	2,853	—	$21.90	06/05/2019
	2,186	—	$28.58	09/04/2019
	17,425	—	$25.96	11/16/2019
	16,073	—	$22.17	11/15/2020
	19,633	—	$19.65	11/14/2021
	27,563	—	$17.90	11/13/2022

Thomas Lee	4,646	—	$10.76	12/05/2018	49,608	$463,835
	3,937	—	$12.70	03/05/2019
	2,283	—	$21.90	06/05/2019
	1,749	—	$28.58	09/04/2019
	14,094	—	$25.96	11/16/2019
	13,001	—	$22.17	11/15/2020
	12,799	—	$19.65	11/14/2021
	23,808	—	$17.90	11/13/2022

Christine Besnard	3,485	—	$10.76	12/05/2018	38,072	$355,973
	2,952	—	$12.70	03/05/2019
	1,712	—	$21.90	06/05/2019
	1,312	—	$28.58	09/04/2019
	13,770	—	$25.96	11/16/2019
	12,889	—	$22.17	11/15/2020
	11,003	—	$19.65	11/14/2021
	18,273	—	$17.90	11/13/2022

Lance Jin	5,227	—	$10.76	12/05/2018	55,638	$520,215
	4,429	—	$12.70	03/05/2019
	2,568	—	$21.90	06/05/2019
	1,968	—	$28.58	09/04/2019
	16,500	—	$25.96	11/16/2019
	15,295	—	$22.17	11/15/2020
	14,845	—	$19.65	11/14/2021
	26,703	—	$17.90	11/13/2022

(1)	Reflects RSUs and PSUs awarded to our named executive officers that had not yet vested as of September 30, 2014.

The following chart summarizes the number of RSUs vesting and PSUs scheduled to vest on each particular date for each named executive officer as of September 30, 2014:

Vesting Date	Reza Meshgin	Tom Liguori	Thomas Lee	Christine Besnard	Lance Jin
November 15, 2014	16,199	4,948	4,274	3,280	4,793
September 30, 2015(1)	30,080	9,188	7,936	6,091	8,901
November 15, 2015	16,200	4,984	4,274	3,280	4,794
September 30, 2016	46,911	14,328	12,377	9,498	13,881
November 15, 2016	16,200	4,948	4,274	3,281	4,794
November 30, 2016	62,438	19,070	16,473	12,642	18,475

Total	188,028	57,430	49,608	38,072	55,638

(1)	This grant was originally a PSU grant that converted to a time-based RSU grant due to our 2013 Change in Control – see “May 2013 Change in Control – UE Purchase of WBL.”

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of RSU awards for each named executive officer during the fiscal year ended September 30, 2014.

Fiscal 2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Reza Meshgin	42,500	$123,575	36,060	$337,161
Tom Liguori	—	$—	15,118	$141,353
Thomas Lee	—	$—	10,559	$98,727
Christine Besnard	—	$—	9,509	$88,909
Lance Jin	146	$117	16,330	$152,686

(1)	The value realized on vesting is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal year 2014.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal year 2014.

Potential Payments upon Termination and Change in Control

2012 Change in Control Plan

On January 18, 2012, our Compensation Committee adopted the 2012 Change in Control Plan (“CiC Plan”) covering each of our named executive officers. The purpose of the CiC Plan is to provide our executives with specified compensation and benefits in the event of a change in control and termination of employment under specified circumstances. Each of our NEOs has entered into agreements with the Company pursuant to the CiC Plan. The terms of each of the change in control agreements remained in effect for an initial term of two years, with automatic one-year extensions unless a change in control occurs or the CiC Plan is terminated by the Company at least 12 months prior to its expiration date. The Compensation Committee did not elect to terminate the CiC Plan or the agreements in fiscal year 2014.

Under the agreements, “cause” is generally defined as the executive’s (a) willful or reckless and repeated failure to satisfactorily perform the executive’s duties with the Company, (b) failure to comply with all material applicable laws, (c) failure to comply with all lawful and material directives from the Company’s executive management in performing the executive’s duties or in directing the conduct of the Company’s business, (d) commission of a felony or intentionally fraudulent act against the Company that demonstrates the executive’s untrustworthiness or lack of integrity, (e) commission of any material fraud against the Company or use or intentional appropriation for personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated, or (f) material noncompliance with Company policy or procedure. “Good reason” is generally defined as (a) a material diminution in the executive’s authority, duties or responsibilities, (b) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (c) a material reduction in the executive’s base salary or annual target bonus, (d) a material diminution in the budget over which the executive retains authority, (e) the relocation of the executive to a work location more than fifty miles from the executive’s then present location of employment, or (f) any other action or inaction by the Company or its successor that constitutes a material breach of the Agreement or any employment agreement with the Company or its successor to which the executive is a party.

Participants in the CiC Plan will be entitled to specified payments and benefits if (1) a change in control occurs and (2) the participant’s employment is terminated without cause (as defined by the plan) or the participant resigns for good reason (as defined by the CiC Plan) within the period that is three months prior to, through 24 months following, the change in control. These payments and benefits are:

•	payment of a pro rata bonus based on the executive’s target bonus for the year in which the change in control occurs;

•

a lump sum cash payment equal to 2.5 times for Mr. Meshgin and 1.7 times for each other executive, the sum of (a) the executive’s base salary plus (b) the executive’s target bonus for the year in which the change in control occurs;

•

an additional cash payment equal to 0.5 times for Mr. Meshgin and 0.3 times for each other executive, the sum of (a) the executive’s base salary plus (b) the executive’s target bonus for the year in which the change in control occurs if the executive voluntarily agrees not to compete with the Company, which payment will be made in equal monthly installments over the restricted period subject to the executive’s compliance with the non-compete;

•

payment of continuing healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other executive or until the executive obtains healthcare coverage under another employer’s plan, if earlier; and

•	vesting in full of all of the executive’s then outstanding equity awards.

The CiC Plan also generally provides that upon the occurrence of a change in control of the Company:

•	all of the executive’s equity awards that are subject to time-based vesting will become fully vested; and

•

all of the executive’s performance-based equity awards, in an amount that would be earned if the applicable performance goals were achieved at 100% of the target level, will be converted into time-based equity awards that will vest upon the earliest of (a) the failure of the acquiring entity to assume the Company’s obligations under the equity awards in connection with the change in control, (b) the participant’s involuntary termination of employment or (c) the completion of the award’s original performance period.

If any part of the payments or benefits received by an executive in connection with a termination of employment following a change in control constitutes an excess parachute payment under Section 4999 of the

Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

The CiC Plan requires the executive’s continued compliance with non-solicitation covenants for 36 months following Mr. Meshgin’s termination and 24 months following each other executive’s termination, as well as non-disparagement obligations and continued protection of confidential Company information. The executives must also execute a release of claims for the severance payments to be made.

May 2013 Change in Control – UE Purchase of WBL

On May 28, 2013, United Engineers Limited (“UEL”) and UE Centennial Venture Pte. Ltd (“UECV,” and together with UEL, “UE”) filed with the SEC an Initial Statement of Beneficial Ownership of Securities on Form 3 (the “Form 3”) and a Schedule 13D under the Securities Exchange Act of 1934 (the “Schedule 13D”) announcing that, UEL, through UECV, its wholly-owned subsidiary, owned or had agreed to acquire, pursuant to a cash offer, more than 50% of the ordinary stock units of WBL. The filing of the Form 3 and the Schedule 13D was the first instance the Company was informed that UE had acquired a majority of the ordinary stock units of WBL. As reported in the past and disclosed in the Form 3 and Schedule 13D, WBL may be deemed to indirectly beneficially own 14,817,052 shares of Common Stock (the “Shares”), which are held by Wearnes Technology (Private) Limited (“WT”) and United Wearnes Technology Pte Ltd (“UWT”). Based on the disclosure in the Form 3 and the 13D regarding the acquisition of a controlling interest in WBL by UE, UE may also be deemed to now share voting and dispositive power over the Shares with WBL, which resulted in a new controlling entity with respect to the Company.

Based on the disclosure in the Schedule 13D, on March 27, 2013, UECV made mandatory conditional cash offers to acquire all of the issued ordinary stock units of WBL, at a price of $4.15 per stock unit (which was raised to $4.50 per stock unit on May 9, 2013), as well as all of the outstanding 2.5% convertible bonds due June 20, 2014 issued by WBL (other than those stock units and convertible bonds already owned, controlled or agreed to be acquired by UE and its “Concert Party Group” (as defined in the documentation for such offers)). Based on the disclosure in the Schedule 13D, the offers for stock units and bonds would be funded by way of UE’s internal funds, financing from financial institution(s) and/or the issuance of medium term notes by UEL pursuant to its existing S$500 million multicurrency medium term note program. Based on the disclosure in the Schedule 13D, the offers were declared unconditional in all respects on May 13, 2013.

Based on the disclosure in the Schedule 13D, UE owned or had agreed to acquire such number of WBL stock units carrying more than 50% of the voting rights attributable to the maximum potential stock capital of WBL (assuming conversion of all outstanding convertible bonds excluding those owned by UE and the Concert Party Group and for which valid acceptances have been received) as of May 16, 2013 and, upon settlement of the valid acceptances of the stock units, WBL became a subsidiary of UE. Accordingly, based on the disclosure in the Schedule 13D regarding its acquisition of voting control of WBL, UE may be deemed to share voting and dispositive power over the Shares, which equates to approximately 61.5% of the total number of shares of Common Stock outstanding as of the Record Date. Based on the disclosure in the Schedule 13D, UE shares voting and dispositive power over the Shares with WBL, which includes 11,817,052 Shares held by WT and 3,000,000 Shares held by UWT. See “Certain Relationships and Related Transactions” below for arrangements among UE, WBL and the Company with respect to the election of directors.

In connection with the foregoing, the Company reviewed its 2004 Plan, and its CiC Plan and determined that a “change in control,” as defined in the 2004 Plan and the CiC Plan, occurred as of May 23, 2013, the date on which UE advised the Company that it owned a controlling majority of the stock units of WBL. Pursuant to the terms of the 2004 Plan, the 2013 Change in Control affected all outstanding equity grants, resulting in (i) the accelerated vesting of all then outstanding RSUs, (ii) the accelerated vesting of all then outstanding SARs, and (iii) the conversion of all then outstanding PSUs to time-based RSUs, with new vesting dates between September 30, 2013 through September 30, 2015.

During fiscal year 2014 and prior to the grant of equity awards for fiscal year 2015, we revised our form of RSU agreements to require both a change in control of the Company and a termination of employment (a “double trigger” arrangement) for the vesting of time-based equity awards to accelerate. This means that, under this new form of agreement, notwithstanding the terms of our Change in Control agreements with our named executive officers or the terms of our new equity incentive plan, a change in control of the Company without a “second trigger” (i.e., the employment of the executive being terminated, the Company being delisted or the awards not being assumed by the acquiring company) will not cause the vesting of time-based RSUs to accelerate. We intend that all future time-based equity awards will be subject to this new form of RSU agreement.

Potential Benefits Table – 2012 Change in Control Plan

The following table quantifies the potential payments and benefits to be received by our named executive officers assuming one of the following three scenarios: (1) a change in control of the Company occurred on September 30, 2014 with no other triggering events occurring (referred to below as “CiC only”); (2) a change in control of the Company and one of the following three triggering events occurred on September 30, 2014: (a) the failure of the acquiring entity to assume the Company’s obligations under the equity awards in connection with the change in control, (b) the participant’s involuntary termination of employment or (c) the completion of the award’s original performance period (referred to below as “PSU Trigger”); and (3) a change in control of the Company occurred on September 30, 2014 and (a) the participant’s employment was terminated without cause (as defined by the CiC Plan) or (b) the participant resigned for good reason (as defined by the CiC Plan) within the period that is three months prior to, through 24 months following, the change in control (referred to below as “Termination – No Cause/Good Reason”). The payments and benefits are calculated assuming the events occurred on September 30, 2014, the last business day of fiscal year 2014. The amounts below would be limited, to the extent applicable, by the excess parachute payment provisions under Section 4999 of the Code described above.

Name	Pro Rata Bonus Payment(1)	Lump Sum Cash Payment	Non-Compete Payment	Continuing Health Care Benefits(2)	Early Vesting of PSUs(3)	Early Vesting of RSUs and SARs(4)	Total ($)
Reza Meshgin
CiC only	N/A	N/A	N/A	N/A	N/A	$454,401	$454,401
PSU Trigger	N/A	N/A	N/A	N/A	$408,969	$454,401	$863,370
Termination – No Cause/Good Reason	$631,382	$3,156,910	$631,382	$85,658	$408,969	$454,401	$5,368,702

Tom Liguori
CiC only	N/A	N/A	N/A	N/A	N/A	$263,698	$263,698
PSU Trigger	N/A	N/A	N/A	N/A	$124,907	$263,698	$388,605
Termination – No Cause/Good Reason	$250,703	$1,081,880	$190,920	$70,398	$124,907	$263,698	$1,982,505

Thomas Lee
CiC only	N/A	N/A	N/A	N/A	N/A	$119,886	$119,886
PSU Trigger	N/A	N/A	N/A	N/A	$107,899	$119,886	$227,785
Termination – No Cause/Good Reason	$172,866	$828,183	$146,510	$49,634	$107,899	$119,886	$1,424,617

Christine Besnard
CiC only	N/A	N/A	N/A	N/A	N/A	$92,013	$92,013
PSU Trigger	N/A	N/A	N/A	N/A	$82,804	$92,013	$174,817
Termination – No Cause/Good Reason	$171,502	$821,651	$144,997	$37,456	$82,804	$92,013	$1,350,423

Lance Jin
CiC only	N/A	N/A	N/A	N/A	N/A	$136,462	$136,462
PSU Trigger	N/A	N/A	N/A	N/A	$121,017	$136,462	$257,479
Termination – No Cause/Good Reason	$219,800	$996,426	$175,840	$34,436	$121,017	$136,462	$1,683,981

(1)	The amount shown represents a payment of a pro rata bonus, which would be 100% of each executive’s target bonus as of September 30, 2014 as discussed in “Short-Term Performance-Based Incentive Compensation – Executive Officer Incentives” above.

(2)	The amount shown represents continuing payments by the Company for healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other executive. The payment assumes that the Company was required to pay for continuing health care insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the executive did not receive health care benefits under another employer’s plan prior to the end of the executive’s coverage period.
(3)	The amount shown represents the value of the otherwise unvested PSUs whose vesting would accelerate, determined by our closing stock price of $9.35 per share on September 30, 2014.
(4)	There were no unvested SARs as of September 30, 2014. The table does not reflect stock options and SARs that were already fully vested as of September 30, 2014. See “Outstanding Equity Awards at Fiscal Year End.”

2004 Plan

Pursuant to the terms of the 2004 Plan at the end of fiscal year 2014, any outstanding awards of RSUs or SARs held by any participant in the 2004 Plan, including our named executive officers, will become vested in full upon (1) the occurrence of certain change in control transactions and (2) if, within 12 months following such change in control transaction, the participant’s employment is terminated by the Company without “cause” or by the participant for a “good reason,” in each case as defined in the 2004 Plan. Also, pursuant to the terms of the 2004 Plan at the end of fiscal year 2014, any outstanding award of RSUs or SARS fully vest in the event that the Company gives written notice of its intent to delist from Nasdaq, without at the same time relisting on another exchange. The Compensation Committee may also, in its discretion, allow PSUs to vest upon the triggering events described above.

Potential Benefits Table – 2004 Plan

The following table provides information as to the amounts that would have been payable to our named executive officers assuming the triggering events described above. The table does not reflect stock options and SARs that are already fully vested as of September 30, 2014. See “Outstanding Equity Awards at Fiscal Year End.”

Name	Early Vesting of SARs(1)	Early Vesting of RSUs	Early Vesting of PSUs(2)	Total ($)
Reza Meshgin	$0	$454,401	$408,969	$863,370
Tom Liguori	$0	$263,698	$124,907	$388,605
Thomas Lee.	$0	$119,886	$107,899	$227,785
Christine Besnard	$0	$92,013	$82,804	$174,817
Lance Jin	$0	$134,462	$121,017	$255,479

(1)	No executive held unvested SARs as of September 30, 2014.
(2)	The amount shown represents the value of the otherwise unvested PSUs whose vesting would or may accelerate upon the triggering events described above, determined by our closing stock price of $9.35 per share on September 30, 2014. PSUs may vest upon the triggering events described above in the discretion of the Compensation Committee.

Director Compensation

Employees of UEL and its subsidiaries who serve on our Board are entitled to receive the same compensation as other non-employee members of our Board. Mr. Tan previously informed the Company that he will not accept monetary payments or equity awards for his service, other than for reimbursement of his expenses in attending the Company’s Board meetings.

The Company pays its other non-employee Board members the following fees related to their service on our Board:

•	annual retainer of $35,000;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•	annual retainer for serving as:

¡	non-executive Chairman of the Board of $60,000;

¡	Audit Committee chairman of $15,000;

¡	Nominating and Corporate Governance Committee chairman of $7,000; and

¡	Compensation Committee chairman of $12,000,

all payable in equal quarterly installments.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total Board meetings scheduled. Additionally, the Company reimburses the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In addition, in the event the Board forms any special or ad hoc committee, non-employee members of such committee are paid meetings fees for meetings actually attended and the chair, if any, is typically paid a retainer in the same amount as the chairman of the Nominating Committee.

As part of our director compensation, we have a practice of granting an annual equity award to our non-employee directors. Following our annual meeting of stockholders in March 2014, each of our continuing non-employee directors, except Mr. Tan who was an employee of UEL, received a discretionary RSU award under the 2014 EIP for 6,186 shares of our Common Stock. This grant size was deemed appropriate by our Board following a fulsome review the prior year of our Board compensation practices.

Non-Employee Director Equity Ownership Guidelines

To further align the interests of our non-employee directors with those of our stockholders, the Compensation Committee has approved guidelines that require each non-employee director to maintain certain stock ownership levels. The following ownership guidelines became effective for non-employee directors in fiscal year 2011:

•	stock value equal to three times the annual cash board retainer (excluding any meeting fees or chair retainers)

Non-employee directors are expected to achieve the guideline level within three years of the guideline first becoming applicable to such director. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the director and shares owned by immediate family members. The guidelines also prohibit a director from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any director in the event of a financial emergency or undue hardship for the director or in the event that general economic conditions result in significant stock value changes over a very short period and the guidelines are waived for any director who does not accept stock grants from us. Until such time as a non-employee director has attained their guideline holding level, the director is expected to retain at least 30% of the gross of all equity grants.

The following table discloses certain information concerning the compensation of our non-employee directors for the year ended September 30, 2014:

2014 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Benjamin Duster	$55,000	$108,799	$163,799
Philippe Lemaitre	$126,000	$85,119	$211,119
Linda Y.C. Lim, Ph.D.	$72,500	$85,119	$157,619
James McCluney	$69,000	$85,119	$154,119
Donald Schwanz	$91,250	$85,119	$176,369
Roy Tan	$0	$0	$0
Sam Yau	$88,000	$85,119	$173,119

(1)	Calculated on the basis of fees earned during fiscal year 2014.
(2)	Amounts reflect the aggregate grant date fair value calculated in accordance with ASC Topic 718 based on the closing price of our Common Stock on the grant date.

The following table represents the aggregate number of shares of our Common Stock subject to stock awards and options outstanding at the end of fiscal year 2014 for each non-employee director:

Name	Options	Stock (RSUs)
Benjamin Duster	—	6,186
Philippe Lemaitre	—	6,186
Linda Y.C. Lim, Ph.D.	—	6,186
James McCluney	—	6,186
Donald Schwanz	—	6,186
Roy Tan	—	—
Sam Yau	15,000	6,186

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During various times within the 2014 fiscal year, Messrs. McCluney, Schwanz and Yau and Dr. Lim each served as members of our Compensation Committee. None of the members of the Compensation Committee at any time has been one of our officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date as to shares of the Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our Named Executive Officers under “Executive Compensation – Summary Compensation Table,” (iii) each of our current directors, (iv) each of our nominees for director, and (v) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of Common Stock beneficially owned is based on 24,303,267 shares outstanding as of the Record Date. In addition, shares issuable pursuant to options, SARs and RSUs which may be exercised or will vest within 60 days of the Record Date are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with UE(1)	14,817,052	60.97%
FMR LLC(2)	2,556,311	10.52%
Executive Officers, Directors and Director Nominees:
Reza Meshgin(3)	144,545	*
Tom Liguori(4)	47,553	*
Thomas Lee(5)	23,986	*
Christine Besnard(6)	29,255	*
Lance Jin(7)	45,204	*
Benjamin C. Duster, IV(8)	6,741	*
Philippe Lemaitre(9)	31,648	*
James McCluney(10)	11,908	*
Linda Y.C. Lim, Ph.D.(11)	31,604	*
Donald Schwanz(12)	32,778	*
Roy Chee Keong Tan	0	*
Sam Yau(13)	58,313	*
All current directors and executive officers as a group (12 persons)(14)	463,535	1.91%

*	Less than 1%
(1)	Represents 3,000,000 shares held by UWT and 11,817,052 shares held by WT. WT is a 99.97% owned subsidiary of WBL and UWT is a 60% owned subsidiary of WT. Roy Chee Keong Tan is the Chief Strategy Officer of UEL and a director of WBL. Benjamin C. Duster, IV is a former director of WBL. The principal business address for UWT and WT is Wearnes Technology Building, 801 Lorong, 7 Toa Payoh, #07-00 Wearnes Building, Singapore 319319. UE may be deemed to share voting and dispositive power over the shares held by UWT and WT. See “May 2013 Change in Control – UE Purchase of WBL.” The principal business address of UE is 12 Ang Mo Kio Street 64, #01-01 UE BizHub Central, Singapore 569088. On August 21, 2014 and August 27, 2014, UEL announced that its controlling shareholders, Oversea-Chinese Banking Corporation Limited (“OCBC”) and Great Eastern Holdings Limited (“GEHL”), had announced that they are in preliminary discussions with TCC Top Enterprise Limited (“TCC”) in connection with a possible transaction relating to OCBC and GEHL’s combined stakes in UEL and its subsidiary, WBL, which may or may not lead to an offer for the shares of UEL and WBL. If such transaction occurs, it may result in a change in control for the Company.
(2)	Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the

Investment Advisers Act of 1940, is the beneficial owner of 2,555,900 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 2,555,900 shares owned by the funds. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 411 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each have sole power to dispose of the 411 owned by the SelectCo Funds. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,725,000 shares of our Common Stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 245 Summer Street, Boston, Massachusetts 02210. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of the Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. With respect to all of the information relating to the FMR, LLC and its affiliated entities, the Company has relied on information supplied by FMR LLC on a Schedule 13G filed with the SEC on December 10, 2013. However, pursuant to a Form 13F filed by FMR LLC on November 7, 2014, FMR LLC beneficially owns 3,039,222 shares of our Common Stock as of September 30, 2014.

(3)	Includes 393 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date, and 144,152 shares held of record.
(4)	Includes 127 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date, and 47,426 shares held of record.
(5)	Includes 101 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date, and 23,885 shares held of record.
(6)	Includes 76 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date, and 29,179 shares held of record.
(7)	Includes 114 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date, and 45,090 shares held of record.
(8)	Includes 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 555 shares held of record.
(9)	Includes 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 25,462 shares held of record.
(10)	Includes 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 5,722 shares held of record.
(11)	Includes 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 25,418 shares held of record by the Linda Yuen-Ching Lim Gosling Trust U/A DTD June 6, 1994.
(12)	Includes 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 26,592 shares held of record.
(13)	Includes 15,000 options exercisable as of the Record Date, 6,186 shares subject to RSU grants which will vest within 60 days of the Record Date, and 37,127 shares held of record.
(14)	Includes 15,000 options exercisable as of the Record Date, 410,608 shares held of record, 37,116 shares subject to RSU grants which will vest within 60 days of Record Date, and 811 shares issuable upon exercise of SARs, assuming the SARs were exercised as of the Record Date.

EQUITY COMPENSATION PLAN INFORMATION

The following summarizes the Company’s equity compensation plans at September 30, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,419,142	$19.98	2,140,770
Equity compensation plans not approved by security holders	—	—	—
Total	1,419,142	$19.98	2,140,770

(1)	Includes 666,853 and 41,616 shares of Common Stock issuable upon vesting of outstanding RSUs and PSUs granted under the 2004 Plan and 2014 EIP, respectively.
(2)	Weighted average exercise price of outstanding options and SARs only. The weighted-average exercise price of the outstanding instruments excluding those that can be exercised for no consideration is $10.00.
(3)	Shares available for issuance are from the 2014 Plan. The 2014 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our executive officers, directors and certain other employees. In addition, our executive officers and directors are indemnified under Delaware General Corporation Law and our Bylaws to the fullest extent permitted under Delaware law. We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise. On January 18, 2012, the Company adopted a plan authorizing the Company to enter into the change in control agreements as described above under “Potential Payments upon Termination and Change in Control.”

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” as of January 7, 2014, UE and its affiliated entities beneficially owned 60.97% of our outstanding Common Stock.

On October 25, 2005, we entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with WBL, WT and UWT (the “WBL stockholders”). The Stockholders Agreement provides, among other things, that so long as the WBL stockholders in the aggregate effectively own (as defined in the Stockholders Agreement) one-third or more of our outstanding Common Stock, the appointment of our chief executive officer or the issuance of securities that would reduce the WBL stockholders’ effective ownership in us to below a majority of our shares outstanding on a fully diluted basis requires the affirmative vote of at least one individual who has been formally designated by any of the WBL stockholders to serve as a director on our Board and who is subsequently elected to our Board (a “WBL Designee”). Roy Tan, the Chief Strategy Officer of UEL and a board member of WBL, and Benjamin C. Duster, IV, a former member of the board of WBL, are members of our Board and each serve as a WBL Designee.

The Stockholders Agreement will terminate when the WBL stockholders no longer effectively own at least one-third of the outstanding shares of our Common Stock (on an as converted and as exchanged basis).

In addition to the rights under the Stockholders Agreement, as the owner of shares of our Common Stock representing over a majority of our outstanding shares of Common Stock, the WBL stockholders have the power to determine or significantly influence the outcome of our director elections and matters requiring the affirmative vote of our stockholders, including the power to prevent an acquisition of us or any other change in control of our company. Because the interests of the WBL stockholders as our controlling stockholders may differ from the interests of our other stockholders, actions taken by the WBL stockholders with respect to us may not be favorable to such other stockholders.

On November 30, 2012, the Company entered into a Registration Rights Agreement, as amended by the parties on February 4, 2014 (the “Registration Rights Agreement”) with the WBL stockholders. Pursuant to the Registration Rights Agreement, the Company registered the shares of its Common Stock held by the WBL stockholders by filing a shelf registration statement that permits the resale of shares by the WBL stockholders and their permitted assigns into the market from time to time over an extended period.

In addition, the WBL stockholders and their permitted assigns have the ability to exercise certain piggyback registration rights with respect to the Company’s shares they hold if the Company elects to register any of its Common Stock. The Registration Rights Agreement also includes provisions dealing with allocation of securities included in registration statements, registration procedures, indemnification, contribution, assignment, and allocation of expenses. Unless extended by the parties, if the WBL stockholders fail to sell at least 4,000,000 of the shares they hold in a transaction effected off the registration statement by February 8, 2015, the Registration Rights Agreement will terminate. Also, the Registration Rights Agreement will terminate when the WBL stockholders and their permitted assigns no longer hold any “registrable securities.” “Registrable securities” refers to all shares of our Common Stock owned by the WBL stockholders or acquired by their permitted assigns from any of the WBL stockholders.

Pursuant to the Registration Rights Agreement, we are required to pay all fees and expenses incident to the registration of the shares of our Common Stock held by the selling stockholders under the registration statement and the initial offering effected by them and their permitted assigns pursuant to such registration statement, including, without limitation, registration and filing fees, fees and expenses related to compliance with “Blue Sky” laws, printing expenses, expenses of our legal counsel and independent certified public accountants and all expenses related to the “road-show” for any underwritten offering, but excluding any underwriting discounts, selling commissions and transfer taxes, and all fees and expenses of the selling stockholders’ legal counsel. However, all fees and expenses incident to any subsequent offering by the selling stockholders and their permitted assigns after the first completed offering pursuant to the registration statement shall be shared equally (i.e., 50 percent each) between us and the selling stockholders and their permitted assigns, as applicable, excluding any underwriting discounts, selling commissions and transfer taxes, and all fees and expenses of their respective legal counsel.

As of September 30, 2014, we leased a facility from WBL in Singapore. The aggregate lease payments made to WBL for fiscal year 2014 were approximately $224,210. We believe that this lease was made or entered into on terms that are no less favorable to us than those we could obtain from unaffiliated third parties.

Management fees may be charged to us by an affiliate of WBL, pursuant to a Corporate Services Agreement between us and such entity. Under this agreement, we may be billed for services on a time and materials basis. For the year ended September 30, 2014, no services were provided under this agreement.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and discuss with management and the independent auditors any related party transactions which are significant in size or involve terms that would otherwise not likely be negotiated with independent parties, and that are relevant to an understanding of our financial statements. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of our Common Stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in our applicable filings with the SEC as required by the SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board on April 12, 2004, as amended from time to time and last amended in December 2014. A copy of the Audit Committee Charter is available on our website at www.mflex.com. The members of the Audit Committee are Messrs. Philippe Lemaitre, James McCluney, Donald Schwanz and Sam Yau (Chairman), each of whom meets the independence standards established by Nasdaq and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the 2014 Annual Report on Form 10-K with our management and our independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Auditing Standard No. 16, “Communication with Audit Committees,” and as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004 and approved by the SEC in Release No. 34-68453. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from us.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Philippe Lemaitre

James McCluney

Donald Schwanz

Sam Yau (Chairman)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Common Stock are required to report their initial ownership of our Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2014, we believe that all required reports were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at our 2016 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which we first mailed our proxy materials for the Annual Meeting in order to be considered for inclusion in our proxy materials for that meeting. The deadline for submitting a stockholder proposal for inclusion in our proxy statement for our 2016 annual meeting of stockholders is September 30, 2015.

Stockholders that would like to present a proposal at our 2016 annual meeting but do not wish to have it included in our proxy statement must provide timely notice of the proposal in writing to the Secretary of the Company at our principal executive offices and otherwise comply with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Christine Besnard
January 21, 2015	Executive Vice President, General Counsel and Secretary

Our 2014 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 8659 Research Dr., Irvine, California, 92618, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of January 7, 2015, the stockholder was entitled to vote at the Annual Meeting.

PROXY

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting on March 4, 2015

The undersigned hereby constitutes and appoints Reza A. Meshgin and Thomas Liguori (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at the Company’s headquarters, 8659 Research Dr., Irvine, California, 92618 on Wednesday, March 4, 2015, at 9:00 a.m. Pacific Standard Time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2015 Proxy Statement and the 2014 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☒	Please mark votes as in this example.

2015 Annual Meeting – March 4, 2015

The Board of Directors recommends a vote FOR all the director nominees listed below, and FOR Proposals 2 and 3.

1.	Election of Directors:
	01 – Philippe Lemaitre	☐ FOR	☐ WITHHOLD
	02 – Donald K. Schwanz	☐ FOR	☐ WITHHOLD
	03 – Roy Chee Keong Tan	☐ FOR	☐ WITHHOLD

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory vote on executive compensation.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date